Exhibit 15.2

INTRODUCTION

IM Cannabis Corp. (“IM Cannabis” or the “Company”) is a British Columbia company operating in the international medical cannabis industry. The Company’s common shares (the “Common Shares”) trade under the ticker symbol “IMCC” on both the NASDAQ Capital Market (“NASDAQ”) and the Canadian Securities Exchange (“CSE”) as of March 1, 2021 and November 5, 2019, respectively.

This Management’s Discussion and Analysis (“MD&A”) reports on the consolidated financial condition and operating results of IM Cannabis for the year and three months ended December 31, 2023. Throughout this MD&A, unless otherwise specified, references to “we”, “us”, “our” or similar terms, as well as the “Company” and “IM Cannabis” refer to IM Cannabis Corp., together with its subsidiaries, on a consolidated basis, and the “Group” refers to the Company, its subsidiaries, and Focus Medical Herbs Ltd.

This MD&A should be read in conjunction with the audited consolidated financial statements of the Company and the notes thereto for the years ended December 31, 2023, and 2022 (the “Annual Financial Statements”). References herein to “Q4 2023” and “Q4 2022” refer to the three months ended December 31, 2023, and December 31, 2022.

The Annual Financial Statements have been prepared by management in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). IFRS requires management to make certain judgments, estimates and assumptions that affect the reported amount of assets and liabilities at the date of the Annual Financial Statements and the amount of revenue and expenses incurred during the reporting period. The results of operations for the periods reflected herein are not necessarily indicative of results that may be expected for future periods. The Annual Financial Statements for the year and three months ended December 31, 2023, include the accounts of the Group, which includes, among others, the following entities:

Legal Entity	Jurisdiction	Relationship with the Company
I.M.C. Holdings Ltd. (“IMC Holdings”)	Israel	Wholly-owned subsidiary
I.M.C. Pharma Ltd. (“IMC Pharma”)	Israel	Wholly-owned subsidiary of IMC Holdings
I.M.C. Farms Israel Ltd. (“IMC Farms”)	Israel	Wholly-owned subsidiary of IMC Holdings
Focus Medical Herbs Ltd. (“Focus”)	Israel	Private company over which IMC Holdings exercises “de facto control” under IFRS 10 Consolidated Financial Statements (“IFRS 10”)*
R.A. Yarok Pharm Ltd. (“Pharm Yarok”)	Israel	Wholly-owned subsidiary of IMC Holdings
Rosen High Way Ltd. (“Rosen High Way”)	Israel	Wholly-owned subsidiary of IMC Holdings
Revoly Trading and Marketing Ltd. dba Vironna Pharm (“Vironna”)	Israel	Subsidiary of IMC Holdings
Oranim Plus Pharm Ltd. (“Oranim Plus”)	Israel	Subsidiary of IMC Holdings
Trichome Financial Corp. (“Trichome”)**	Canada	Wholly-owned subsidiary

* Effective February 26, 2024, IMC Holdings exercised its option to acquire a 74% ownership stake in Focus.

**Discontinued operations. Please see note 25 in the Annual Financial Statements.

In this Annual Report, unless otherwise indicated, all references: (i) “Company Subsidiaries” are to the Israeli Subsidiaries and Adjupharm, (ii) “Israeli Operations” are to IMC Holdings and the Israeli Subsidiaries and (iii) “Trichome” are to Trichome Financial Corp. and its subsidiaries. All dollar figures in this MD&A are expressed in thousands of Canadian Dollars ($), except per share data and unless otherwise noted. All references to “NIS” are to New Israeli Shekels. All references to “€” or to “Euros” are to Euros. All references to “US$” or to “U.S. Dollars” are to United States Dollars. The Company’s shares, options, units and warrants are not expressed in thousands. Prices are not expressed in thousands.

NON-IFRS FINANCIAL MEASURES

Certain non-IFRS financial measures are referenced in this MD&A that do not have any standardized meaning under IFRS, including “Gross Margin”, “EBITDA” and “Adjusted EBITDA”. The Company believes that these non-IFRS financial measures and operational performance measures, in addition to conventional measures prepared in accordance with IFRS, enable readers to evaluate the Company’s operating results, underlying performance and prospects in a similar manner to the Company’s management. For a reconciliation of these non-IFRS financial measures to the most comparable IFRS financial measures, as applicable, see the “Metrics and Non-IFRS Financial Measures” section of the MD&A.

NOTE REGARDING THE COMPANY’S ACCOUNTING PRACTICES

The Company complies with IFRS 10 to consolidate the financial results of Focus, a holder of an Israeli Medical Cannabis Agency (the “IMCA”) license which allows it to import and supply cannabis products, on the basis of which IMC Holdings exercises “de facto control”. For a full explanation of the Company’s application of IFRS 10, see “Legal and Regulatory – Restructuring” and “Legal and Regulatory – Risk Factors”.

EXECUTIVE SUMMARY

OVERVIEW – CURRENT OPERATIONS IN ISRAEL AND GERMANY

IM Cannabis is an international cannabis company that is currently focused on providing premium cannabis products to medical patients in Israel and Germany, two of the world’s largest federally legal cannabis markets. Until recently, the Company was also actively servicing adult-use recreational consumers in Canada, however the Company has exited operations in Canada and considers these operations discontinued. The Company leverages a transnational ecosystem powered by a unique data-driven approach and a globally sourced product supply chain. With an unwavering commitment to responsible growth and compliance with the strictest regulatory environments, the Company strives to amplify its commercial and brand power to become a global high-quality cannabis player.

In Israel, the Company imports, distributes and sells cannabis to local medical patients by operating medical cannabis retail pharmacies, online platforms, distribution centers and logistical hubs operating through IMC Holdings’ subsidiaries and Focus, leveraging proprietary data and patient insights. The Company also preserves its existing proprietary genetics with third-party cultures facilities in Israel.

In Germany, the IM Cannabis ecosystem operates through Adjupharm, importing and distributing cannabis to pharmacies for patients, and acting as the Company’s entry point for potential Europe-wide distribution in the future.

On November 7, 2022, the Company has exited its operations in Canada, deconsolidated Trichome pursuant to IFRS10 and announced that it is pivoting its focus and resources to achieve sustainable and profitable growth in its highest value markets, Israel and Germany, while also commencing its exit from the Canadian cannabis market. The Canadian operations was wound-down under the Canadian Companies’ Creditors Arrangement Act (“CCAA”) under the supervision of the Ontario Superior Court of Justice (Commercial List) (the “Court”) (the “CCAA Proceedings”). The Company has exited operations in Canada Pursuant to an Order of the Court made on April 6, 2023, in which the Court approved a share purchase agreement, selling certain of the Trichome and certain of Trichome's wholly owned subsidiaries (collectively, the "Trichome Group") to a party that is not related to the Company.

In the context of the deconsolidation of the Canadian operations, there are no remaining liabilities to the Company or any of its consolidated subsidiaries related to the Canadian entities, except tax obligation of $839 related to debt settlement with L5 Capital Inc. (“L5 Capital”). The CCAA Proceedings were solely in respect of the Trichome Group. As such, the Company’s other assets or subsidiaries, including those in Israel and Germany, were not parties to the CCAA Proceedings. Court materials filed in connection with Trichome's CCAA Proceedings can be found at: https://www.ksvadvisory.com/insolvency-cases/case/trichome.

OUR GOAL – DRIVE PROFITABLE REVENUE GROWTH

Our primary goal is to sustainably increase revenue in each of our core markets, to accelerate our path to profitability and long-term shareholder value while actively managing costs and margins.

HOW WE PLAN TO ACHIEVE OUR GOAL – CORE STRATEGIES

Our strategy of sustainable and profitable growth consists of:

•
Continue building on the increasing demand and positive momentum in Israel and Germany, supported by strategic alliances with Canadian suppliers and a highly skilled sourcing team, to cement its leadership position in markets where the Company operates.

•
Develop and execute a long-term growth plan in Germany, based on the strong sourcing infrastructure in Israel which is powered by advanced product knowledge and regulatory expertise establishing, in the Company’s view, a competitive advantage ahead of proposals for the legalization of recreational cannabis in Germany.

•	Properly position brands with respect to target-market, price, potency and quality, such as our IMC brand in Israel and Germany.
•	Strong focus on efficiencies and synergies as a global organization with domestic expertise in Israel and Germany.
•	High-quality, reliable supply to our customers and patients, leading to recurring sales.
•	Ongoing introduction of new Stock Keeping Unit (“SKUs”) to keep consumers and patients engaged.

RESULTS – Q4 2023 REVENUE

STRATEGY IN DETAIL

GEOGRAPHIES AND NEW MARKETS

The Company operates in the Israeli and German medical cannabis markets. Until recently, the Company was also actively servicing adult-use recreational consumers in Canada, however these operations were discontinued and deconsolidated, effective November 7, 2022, pursuant to IFRS10. The Canadian cannabis market to focus its resources on reinforcing and further pursuing growth opportunities in Israel, Germany and Europe, implementing a leaner organization strategy with the primary focus on achieving profitability in 2024.

Israel

In Israel, we continue to expand IMC brand recognition and supply the growing Israeli medical cannabis market with our branded products. The Company offers medical cannabis patients a rich variety of high-end medical cannabis products through strategic alliances with Canadian suppliers supported by a highly skilled sourcing team. In addition to the benefits of the Group’s long-term presence in Israel, we believe that with our strong sourcing infrastructure in Israel, and advanced product knowledge, regulatory expertise and strong commercial partnerships, the Company is well-positioned to address the ongoing needs and preferences of medical cannabis patients in Israel.

The Company is also operating in  the retail segment. The Company, through IMC Holdings, holds three licensed pharmacies, each selling medical cannabis products to patients: (i) Oranim Plus, Israel’s largest pharmacy in Jerusalem and one of the largest in Israel, (ii) Vironna, a leading pharmacy in the Arab sector, and (iii) Pharm Yarok, the largest pharmacy in the Sharon plain area and the biggest call center in the country (Oranim Plus, Vironna, and Pharm Yarok collectively, the “Israeli Pharmacies”).

The Company has also acquired home-delivery services and an online retail footprint, operating under the name “Panaxia-to-the-Home”, which includes a customer service center and an Israeli medical cannabis distribution licensed center (the “Panaxia Transaction”), from Panaxia Pharmaceutical Industries Israel Ltd. and Panaxia Logistics Ltd., part of the Panaxia Labs Israel, Ltd. group of companies (collectively, “Panaxia”). On June 30, 2023, IMC Pharma, the entity responsible for operating the trading house that was acquired within the Panaxia Transaction, ceased its operations at the aforementioned licensed center located in Lod, Israel. Consequently, the Company transitioned the operation that was conducted through IMC Pharma to third-party entities and to its own trading house currently being operated by Rosen High Way and there are no material obligations remained open following closure of the trading house.

The operation in the retail segment in Israel positions IM Cannabis as a large distributor of medical cannabis in Israel. We are strategically focused on establishing and reinforcing a direct connection with medical cannabis patients, providing direct access to IM Cannabis products, obtaining and leveraging market data and gaining a deeper understanding of consumer preferences. The operation of the Israeli Pharmacies allows the Company to increase purchasing power with third-party product suppliers, offers potential synergies with our established call center and online operations, achieves higher margins on direct sales to patient and creates the opportunity for up-sales across a growing range of products.

Germany

In Europe, the Company operates in Germany through Adjupharm, its German subsidiary and EU-GMP certified medical cannabis producer and distributor. We continue to lay our foundation in Germany, which is currently the European market with the largest number of medical cannabis patients.1 Leveraging our global supply chain, IM Cannabis continues to focus on growing its business in Germany to be well-positioned through brand recognition in preparation for future regulatory reforms.

Similar to Israel, the Company’s focus in Germany is to import dried cannabis from its supply partners, which we believe will satisfy the rapid growth in demand for high-THC cannabis across a variety of strains and qualities. In addition, Adjupharm sells cannabis extracts to meet the existing demand in the German market.

In the Company’s view, the strong sourcing infrastructure in Israel, powered by advanced product knowledge and regulatory expertise, will establish a competitive advantage in Germany ahead of proposals for the legalization of recreational cannabis. This is based on the premise that the German and Israeli markets share a number of common attributes such as robust commercial infrastructure, highly developed digital capabilities, favorable demographics and customer preferences.

While the Company does not currently distribute products in other European countries, the Company intends to leverage the foundation established by Adjupharm, its state-of-the-art warehouse and EU-GMP production facility in Germany (the “Logistics Center”), its vast knowledge in the cannabis market and costumers’ preferences and its network of distribution partners to expand into other jurisdictions across the continent.

Adjupharm has an EU-GMP license that permits it to engage in additional production, cannabis testing and release activities. It allows Adjupharm to repackage bulk cannabis, to perform stability studies and offer such services to third parties.

1 The European Cannabis Report – Edition 7 https://prohibitionpartners.com/2022/03/31/launching-today-the-european-cannabis-report-7th-edition/ and Visual Capitalist website,  A Bird’s Eye View of the World’s Largest Cannabis Markets
https://www.visualcapitalist.com/sp/a-birds-eye-view-of-the-worlds-largest-cannabis-markets/

BRANDS

The IMC brand is well-known in the Israeli medical cannabis market, with reputable brands highly popular among Israeli consumers.

Israeli Medical Cannabis Business

The IMC brand has established its reputation in Israel for quality and consistency over the past 10 years and more recently with new high-end, ultra-premium strains that have made it to the top-sellers list in pharmacies across the country.

The Group maintains a portfolio of strains sold under the IMC umbrella from which popular medical cannabis dried flowers and full-spectrum cannabis extracts are produced.

The IMC brand offers four different product lines, leading with the Craft Collection which offers the highest quality Canadian craft cannabis flower and has established IMC as the leader of the super-premium segment in Israel.

The Craft Collection – The IMC brand’s premium product line with indoor-grown, hand-dried and hand-trimmed high-THC cannabis flowers. The Craft Collection includes exotic and unique cannabis strains such as Cherry Crasher, Wedding Crasher, Peanut Butter MAC and Watermelon Zkittlez. During the year ended December 31, 2023, the Company was selling products under the Craft Collection, however, In Q4 the Craft Collection was temporarily unavailable for sale by the Company and as a result, the Company did not generate any sales under the Craft Collection brand during that time. The Company has since relaunched sales under the Craft Collection..
The Top-Shelf Collection – IMC’s premium product line, which offers indoor-grown, high-THC cannabis flowers with strains such as Lemon Rocket, Diesel Drift, Tropicana Gold, Lucy Dreamz, Santa Cruz, Or'enoz and Banjo. Inspired by the 1970’s cannabis culture in America, the Top-Shelf Collection targets the growing segment of medical patients who are cannabis culture enthusiasts.

The Signature Collection – The IMC brand’s high-quality product line with greenhouse-grown or indoor grown, high-THC cannabis flowers. The Signature Collection currently includes well known proprietary cannabis dried flowers such as Roma® Chemchew, Karmalada, Rockabye, Silver haze, all an indoor-grown flowers.

imc
Karma Lada
Net Weight
For use by inhalation
T20 / C4
SATIVA
THC RICH
Medical Cannabis Inflorescences
IMC Medical Grade
imc
ChemChew
For use by inhalation
זן מקור:
CHEM COOKIES
T20 / C4
INDICA
THC RICH
Medical Cannabis Inflorescences
IMC Medical Grade
imc
Rockabye
For use by inhalation
זן מקור:
ROCKSTAR
T20 / C4
INDICA
THC RICH
Medical Cannabis Inflorescences
IMC Medical Grade
imc
Sydney
For use by inhalation
T3 / C15
HYBRID
CBD RICH
Medical Cannabis Inflorescences
IMC Medical Grade
imc
Roma
Net Weight
T20 / C4
INDICA
THC RICH
Medical Cannabis Inflorescences
IMC Medical Grade
imc
Silver Haze
For use by inhalation
T20 / C4
SATIVA
THC RICH
Medical Cannabis Inflorescences
IMC Medical Grade

imc
Roma
T20 / C4
imc
London
T15 / C3
imc
Tel Aviv
T20 / C4
imc
Dairy Queen
T15 / C3
imc
Berlin
T20 / C4
imc
Sydney
T3 / C15
imc
Strawnana
T20 / C4

The Full Spectrum Extracts – The IMC brand’s full spectrum, strain-specific cannabis extracts, includes high-THC Roma®T20 oil.

As part of its recent rebranding the Company expanded its Roma® product portfolio to include also oils. IMC’s Roma® strain is a high-THC medical cannabis flower that offers a therapeutic continuum and is known for its strength and longevity of effect.

The WAGNERS™ brand launched in Israel in Q1 2022, with indoor-grown cannabis imported from Canada. The WAGNERS™ brand was the first international premium, indoor-grown brand introduced to the Israel cannabis market, at a competitive price point. The WAGNERS™ brand includes Cherry Jam re-launched in Q3 2023, Pink Bubba, Golden Ghost, Tiki Rain, Rain, Forest Crunch and Silverback#4.

BLKMKT™, the Company’s second Canadian brand, super-premium product line with indoor-grown, hand-dried and hand-trimmed high-THC cannabis flowers. The BLKMKT™ includes JEALOUSY, BACIO GLTO, PNPL P, PARK FIRE OG, UPSIDE DOWN C. In Q4 2023 the Company re-launched JEALOUSY and BACIO GLTO.

LOT420 brand launched in Israel in Q2 2023, with super-premium indoor-grown cannabis imported from Canada with high-THC. The LOT420 includes ICY C, GLTO 33, Atomic APP and as of Q3 2023 also Glto 33 and Xeno. The Company ceased from selling Atomic APP.

The PICO collection (minis)- Under the BLKMKT™ and LOT420 brands, the Company launched in 2023 a new type of products (small flowers), a super-premium indoor-grown cannabis imported from Canada with high-THC. In Q4 2023 the Company re-launched PICO JEALOUSY #1 and PICO BACIO GLTO #4 T20i. In addition, the Company launched in Q4 2023 a new cannabis strain called Pico Upside Down #05 T20H.

For more information, see “Strategy in Detail – Brands – New Product Offerings” section of the MD&A.

German Medical Cannabis Business

In Germany, the company sells IMC-branded dried flower products and full spectrum extracts. The medical cannabis products are branded generically as IMC to increase the brand awareness and build brand heritage among the German healthcare professionals.

After launching the first high THC strain in 2020, the portfolio has been carefully curated to include 5 high THC flowers, 1 high CBD flower and 3 full spectrum extracts with the goal of providing German physicians and patients with a more complete portfolio.

In Q2 2022 the Company’s IMC Hindu Kush strain was the top selling T20 in the market.  Since 2023, the company has been number one in sales per SKU within the entire German flower market.  In July 2021, the company was recognized by the German Brand Institute with the “German Brand Award 2021,” recognizing its excellence in brand strategy, creation, communication and integrated.  The company is the sixth largest cannabis company in Germany. The Group’s competitive advantage in Germany lies in its track record, experience and brand reputation in Israel, as well as the proprietary data supporting the potential effectiveness of medical cannabis for the treatment of a variety of conditions.

IMC CANNABISBLÜTEN
SORTE: C01
High CBD, Hybrid
30 g
imc
IMC CANNABISBLÜTEN
SORTE: T01
High THC, Indica
30 g
imc
IMC CANNABISBLÜTEN
SORTE: T03
High THC, Indica
30 g
imc
imc
INTERNATIONAL MEDICAL CANNABIS
IMC CANNABISEXTRAKT
10:10 B100
Eingestellter Cannabisextrakt
DAB 2020
BALANCED, SORTE: B100
THC
CBD
Inhalt: 30 ml
IMC CANNABIS
10:10 B100
imc
INTERNATIONAL MEDICAL CANNABIS
IMC CANNABISEXTRAKT
25:1 T100
Eingestellter Cannabisextrakt
DAB 2020
HIGH THC, SORTE: T100
THC
CBD
Inhalt: 30 ml
IMC CANNABIS
25:1 T100

NEW PRODUCT OFFERINGS

Between our various geographies, the strategy for new products varies given that each market is at a different stage of development with respect to regulatory regimes, patient and customer preferences and adoption rates.

Israel

In Q4 2023, the Company re-launched cannabis strains in Israel, namely "BLKMKT JEALOUSY", "BACIO GLTO BLKMKT," "PICO JEALOUSY #1" and "PICO BACIO GLTO #4" Additionally, a new cannabis strain called "Pico Upside Down #05 " was introduced.

HIGH-QUALITY, RELIABLE SUPPLY

Israel

The company is concentrating on leveraging its skilled sourcing team and strategic alliances with Canadian suppliers as well as the import of medical cannabis from its Canadian Facilities. The Company   continues to import cannabis products and supply medical cannabis to patients through licensed pharmacies. To supplement growing demand, the Company continue its relationships with third-party cultivation facilities in Israel for the propagation and cultivation of the Company’s existing proprietary genetics and for the development of new products.

In addition, the Company is operating through its subsidiaries who obtained a license from the IMCA to, among others, import cannabis products and supply medical cannabis to patients.

Pursuant to the applicable Israeli cannabis regulations, following the import of medical cannabis, medical cannabis products are then packaged by contracted GMP licensed producers of medical cannabis. The packaged medical cannabis products are then sold by the Group under the Company’s brands to local Israeli pharmacies directly or through contracted distributors.

Germany

The Company continues to expand its presence in the German market by forging partnerships with pharmacies and distributors across the country and developing Adjupharm and its Logistics Center as the Company’s European hub. Adjupharm sources its supply of medical cannabis for the German market and from various EU-GMP certified European and Canadian suppliers. The Logistics Center is EU-GMP certified, upgrading Adjupharm’s production technology and increasing its storage capacity to accommodate its anticipated growth. Adjupharm has a certification for primary repackaging, making it one of a handful of companies in Germany fully licenced to repack bulk.

Adjupharm currently holds wholesale, narcotics handling, manufacturing, procurement, storage, distribution, and import/export licenses granted to it by the applicable German regulatory authorities (the “Adjupharm Licenses”).

CORPORATE HIGHLIGHTS AND EVENTS

KEY HIGHLIGHTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2023

In 2023, the Company continued to focus on its efforts and resources on growth in the Israeli and German cannabis markets as well as restructuring and cost reduction with a goal of reaching profitability in 2024. The Company’s key highlights and events for the year ended December 31, 2023 include:

LIFE Offering

In January and February of 2023, the Company issued an aggregate of 2,828,248 units of the Company (each a “Unit”) at a price of US$1.25 per Unit for aggregate gross proceeds of US$3,535 in a series of closings pursuant to a non-brokered private placement offering to purchasers resident in Canada (except the Province of Quebec) and/or other qualifying jurisdictions relying on the listed issuer financing exemption under Part 5A of National Instrument 45-106 – Prospectus Exemptions (the “LIFE Offering”). Each Unit consisted of one Common  Share and one Common Share purchase warrant (each, a “Warrant”), with each Warrant entitling the holder thereof to purchase one additional Common Share at an exercise price of US$1.50 for a period of 36 months from the date of issue.

In addition, a non-independent director of the Company subscribed for an aggregate of 131,700 Units under the LIFE Offering at an aggregate subscription price of US$165. The director's subscription price was satisfied by the settlement of US$165 in debt owed by the Company to the director for certain consulting services previously rendered by the director to the Company.

In connection with the LIFE Offering, the Company and Odyssey Trust Company entered into a series of warrant indentures on January 30, 2023 (the “First LIFE Warrant Indenture”), February 7, 2023 (the “Second LIFE Warrant Indenture”) and February 16, 2024 (the “Third LIFE Warrant Indenture”) to govern the terms and conditions of the Life Warrants.

Concurrent Offering

Concurrent with the LIFE Offering, the Company issued an aggregate of 2,317,171 Units on a non-brokered private placement basis at a price of US$1.25 per Unit for aggregate gross proceeds of US$2,896 (the “Concurrent Offering”). The Concurrent Offering was led by insiders of the Company. The Units offered under the Concurrent Offering were offered for sale to purchasers in all provinces and territories of Canada and jurisdictions outside Canada pursuant to available prospectus exemptions other than for the LIFE Offering exemption.

All Units issued under the Concurrent Offering were subject to a statutory hold period of four months and one day in accordance with applicable Canadian securities laws.

Panaxia Transaction Update

On February 13, 2023, the Company provided an update on its previously announced transaction with Panaxia Pharmaceutical Industries Israel Ltd., and Panaxia Logistics Ltd., part of the Panaxia Labs Israel Ltd. group of companies (collectively, “Panaxia”). Under the transaction terms, the Company purchased the home-delivery services and an online retail footprint operating under the name “Panaxia-to-the-Home” is Israel, which includes a customer service center, an Israeli medical cannabis distribution with IMC-GDP license, and an online related business together with associated intellectual property (the “Panaxia Transaction”). The consideration payable by the Company under the Panaxia Transaction was NIS 18,700 (approximately $7,200), comprised of $2,900 in cash, payable in two installments, and $4,300 in Common Shares, payable in five installments. To date, the Company preformed four installments as was previously announced on August 9, 2021, September 8, 2021, October 20, 2021, and November 18, 2021, respectively. The Panaxia Transaction included a further option to acquire, for no additional consideration, a pharmacy, including requisite license to dispense and sell medical cannabis to patents (“Panaxia Pharmacy Option”).

The Company and Panaxia reached an agreement to terminate the Panaxia Pharmacy Option on February 13, 2023. In consideration for termination of the Panaxia Pharmacy Option, the Company will not be required to make the fifth installment of $2,619 worth of Common Shares owed by the Company to Panaxia under the Panaxia Transaction and was supposed to receive an agreed compensation amount of $9,464 from Panaxia to be paid by Panaxia in services and cannabis inflorescence in accordance with the terms as agreed by the parties.

Restructuring

On March 8, 2023, the Company announced its strategy plan in Israel of reorganization of the company's management and operations in order to strengthen its focus on core activities and drive efficiencies to realize sustainable profitability. The Company reduced its workforce in Israel by 20%-25% across all functions (including executives). All actions associated with the workforce reduction were substantially completed by mid-2023.

As part of the restructuring plan, key positions in the Company's global leadership team transitioned to highly skilled internal successors. They were supported through a transition period and closely monitored during the handover process to ensure continuity.

Shai Shemesh, Chief Financial Officer of the Company, stepped down and handed over his responsibilities through a structured transition period to Itay Vago, who was appointed as the Company's Chief Financial Officer.  For Mr. Vago's departure and the appointment of Mr. Uri Birenberg as the new CFO please see below "CFO Departure and New Appointment".

Rinat Efrima, Chief Executive Officer of IMC Holdings, stepped down and handed over her responsibilities through a structured transition period to Eyal Fisher, who was appointed as the General Manager of IMC Holdings. In his last role, Eyal served as Sales Director of IMC Holdings.

Yael Harrosh, Chief Legal and Operations Officer of the Company, has been appointed to lead the Company's restructuring plan and has stepped down and handed over her responsibilities as the General Counsel of the Company through a structured transition period to Adv. Michal Lebovitz Nissimov who was appointed as the new General Counsel of the Company.

NASDAQ Compliance Notice and Common Share Consolidation

In order to maintain the listing of the Common Shares on the Nasdaq, the Company must comply with Nasdaq’s continued listing requirements which require, amongst other things, that the Common Shares maintain a minimum bid price of at least US$1.00 per share (the “Minimum Share Price Listing Requirement”)

On April 10, 2023, the Company received written notification from Nasdaq (the “Notification Letter”) that the closing bid price of the Common Shares had fallen below US$1.00 per share over a period of 30 consecutive business days, with the result that the Company was not in compliance with the Minimum Share Price Listing Requirement. The Notification Letter provided that the Company has until October 9, 2023, being 180 calendar days following receipt of such notice to regain compliance with the Minimum Share Price Listing Requirement for a minimum of 10 consecutive business days.

On June 13, 2023, the Company announced that it had received formal notice from Nasdaq on June 12, 2023, stating that the Company had regained compliance with the Minimum Share Price Listing Requirement. Consequently, the Company was then in compliance with all applicable listing standards and will continue to be listed and traded on the NASDAQ Stock Market.

On August 1, 2023, the Company received written notification from Nasdaq (the “Notification Letter”) that the closing bid price of the Common Shares had fallen below US$1.00 per share over a period of 30 consecutive business days, with the result that the Company was not in compliance with the Minimum Share Price Listing Requirement. The Notification Letter provided that the Company has until January 16, 2024, being 180 calendar days following receipt of such notice to regain compliance with the Minimum Share Price Listing Requirement for a minimum of 10 consecutive business days. For additional information regarding the eligibility for an additional 180 calendar day period2, or until July 29, 2024, to regain compliance please see the " SUBSEQUENT EVENTS" section below.

Canadian Restructuring

Pursuant to an order of the Court made on April 6,2023 in the CCAA Proceedings (the “Reverse Vesting Order”), the Court approved a share purchase agreement (the “Share Purchase Agreement”) dated March 28, 2023 among Trichome Financial Corp. (“Trichome” or the “Vendor”), 1000370759 Ontario Inc. (the “Purchaser”), Trichome JWC Acquisition Corp. (“TJAC”), Trichome Retail Corp. (“TRC”), MYM Nutraceuticals Inc. (“MYM”), MYM International Brands Inc. (“MYMB”) and Highland Grow Inc. (“Highland”, and collectively with TJAC, TRC, MYM and MYMB, the “Purchased Entities”). the Purchased Entities and its business and operations were sold to a party that is not related to the Company. Thus, the Company has exited operations in Canada and considers these operations discontinued. The Share Purchase Agreement is solely in respect of the Purchased Entities. As such, the Company’s other assets or subsidiaries, including those in Israel and Germany, will not be affected by it.

2 Listing Rule 5810(c)(3)(A).

The Share Purchase Agreement contemplated a reverse vesting transaction pursuant to which Trichome agreed to sell to the Purchaser, and the Purchaser agreed to purchase, all of the issued and outstanding shares in the capital of TJAC and MYM owned by Trichome for a purchase price of $3,375 along with certain deferred consideration. Pursuant to the Share Purchase Agreement and the Reverse Vesting Order, the Purchased Entities retained the Purchased Entities’ assets, contracts and liabilities (the “Assumed Liabilities”) specified in the Share Purchase Agreement free and clear of any claims other than the Assumed Liabilities, and all other assets (the “Excluded Assets”), contracts (the “Excluded Contracts”), and liabilities (the “Excluded Liabilities”) of the Purchased Assets were transferred to, and assumed by, five newly created corporations being 1000491916 Ontario Inc. ("TJAC Residual Co."), 1000492008 Ontario Inc. ("TRC Residual Co."), 1000491929 Ontario Inc. ("MYM Residual Co."), 1000492005 Ontario Inc. ("MYMB Residual Co.") and 1000492023 Ontario Inc. ("Highland Residual Co.", and collectively with TJAC Residual Co., TRC Residual Co., MYM Residual Co. and MYMB Residual Co., the “Residual Corporations”), the shares of which are owned directly or indirectly by Trichome. The closing of the transactions contemplated by the Share Purchase Agreement occurred on April 6, 2023. On September 14, 2023 the CCAA Monitor has asked for an order terminating the CCAA Proceedings and bankrupting Trichome and releasing the Monitor from his duties.

On September 14, 2023, a CCAA termination order was granted upon service on the service list of an executed certificate and the above CCAA Proceedings under the CCAA and Stay was terminated without any further act or formality.

On September 29, 2023, Trichome filed (or was deemed to have filed) an assignment (or bankruptcy order was made against Trichome, and Goldhar & Associates Ltd., was appointed as trustee of the estate of the bankrupt by the official receiver (or the Court). The first meeting of the creditors was held on October 17, 2023.

In the context of the deconsolidation of the Canadian operations, there are no remaining liabilities to the Company or any of its consolidated subsidiaries related to the Canadian entities, except tax obligations of $839 related to a debt settlement with L5 Capital. The CCAA Proceedings were solely in respect of Trichome. As such, the Company’s other assets or subsidiaries, including those in Israel and Germany, were not parties to the CCAA Proceedings. Court materials filed in connection with Trichome’s CCAA Proceedings can be found at: https://www.ksvadvisory.com/insolvency-cases/case/trichome.

Trichome’s organizational structure pursuant to the Share Purchase Agreement is as follows:

IM Cannabis Corp.
100%
TRICHOME FINANCIAL CORP.
100%
Trichome Financial Cannabis Private Credit LP(1)
100%
TJAC Residual Co. (1000491916 Ontario Inc.)
100%
MYM Residual Co. (1000491929 Ontario Inc.)
100%
TRC Residual Co. (1000492008 Ontario Inc.)
100%
Trichome Financial Cannabis GP Inc.
100%
Trichome Financial Cannabis Manager Inc.
100%
Trichome Asset Funding Corp.
100%
CannaCanada Inc.
100%
MYMB Residual Co. (1000492005 Ontario Inc.)
100%
Highland Residual Co. (1000492023 Ontario Inc.)

(1) Trichome Financial Cannabis Private Credit LP is considered a 100% owned subsidiary of Trichome Financial Corp. based on the requirements of IFRS 10 *Consolidated Financial Statements*. Trichome Financial Corp. does not own any equity in Trichome Financial Cannabis Private Credit LP.

Court materials filed in connection with Trichome's CCAA Proceedings can be found at: https://www.ksvadvisory.com/insolvency-cases/case/trichome

Debt Settlement with L5 Capital

On May 8th, 2023, the Company announced that it has closed the securities for debt settlement transaction with L5 Capital (the “Debt Settlement”). Pursuant to the Debt Settlement, the Company settled outstanding indebtedness of $838,776 (approximately US$615,615) through issuing 492,492 Units at a price of US$1.25 per Unit. Each Unit consists of one Common Share of the Company and one Common Share purchase Warrant. Each Warrant entitles L5 Capital to purchase one additional Common Share at an exercise price of US$1.50 per Common Share for a period of 36 months from the date of issuance. All securities issued were subject to a statutory hold period of four months and one day from the date of issuance in accordance with applicable Canadian securities legislation.

Short-term loan agreement

On July 3rd, 2023, the Company entered into a short-term loan agreement with a non-financial institution in the amount of NIS 1,000 (approx. $358) (the "Loan Agreement" and "Loan"). The Loan beard interest rate of 10% and was repaid in October 2023, according to the Loan Agreement terms.

CFO Departure and New Appointment

On September 19, 2023 the Company announced that Itay Vago, the Company's Chief Financial Officer, has decided to leave the Company for personal reasons. Current plans call for Mr. Vago to continue to serve as CFO until the publication of the Q3 2023 results.

On October 10, 2023 the Company announced that Uri Birenberg will join the company’s leadership team as Chief Financial Officer effective October 10, 2023. This appointment strengthens IMC’s financial leadership and strategic direction for achieving sustainable profitability. Birenberg is a senior financial executive having a width experience as a CFO for public and private worldwide organizations, who brings over two decades of managerial experience, financial, planning, monitoring and legal activities along with strategic financial planning, fundraising and preparation of IPO.

Notice of Meeting and Record Date

On September 22, 2023, the Company announced of its intention to hold an annual general meeting (the "Annual General Meeting") ON December 6, 2023. The Record Date for Notice of Meeting, Record Date for Voting and Beneficial Ownership Determination Date is October 19, 2023. The Annual General Meeting location is Toronto Ontario.

Israel-Hamas War

On October 13, 2023, the Company released a message from Chief Executive Officer about the Israel-Hamas War. For further information please see "RISK FACTORS" below.

Short-term Loan Agreements

On October 12, 2023, the Company announced that the Company, through IMC Holdings, entered into a series of short-term loans on October 3rd, 10th and 11th, respectively, for aggregate gross proceeds of NIS 4,082 thousands (approximately $1,390) from certain lenders, including a director and officer of the Company.

Four of the loans, totaling aggregate gross proceeds of NIS 3,082 thousands (approximately $1,050), bear interest at an annual rate of 18% and mature six months from the date of issuance along with the associated fees and commissions of 4% per annum for application fee and an origination fee of 4% per annum on each loan.

IMC, through Rosen High-Way, entered into the final loan, totaling aggregate gross proceeds of NIS 1,000 thousands (approximately $340), bears interest at an annual rate of 20%, matures six months from the date of issuance and is secured against certain assets of the Company and its subsidiaries.

The Company plans to use the proceeds from the loans for general working capital purposes.

Out of the aggregate gross proceeds of NIS 4,082 thousand (approximately $1,390), Oren Shuster, a director and officer of the Company (the “Participating Insider”) loaned an amount of NIS 500 thousands (approximately $170) to IMC Holdings. The participation of the Participating Insider in the loan constitutes a “related party transaction”, as such term is defined in Multilateral Instrument 61-101 – Protection of Minority Shareholders in Special Transactions (“MI 61-101”) and would require the Company to receive minority shareholder approval for and obtain a formal valuation for the subject matter of, the transaction in accordance with MI 61-101, prior to the completion of such transaction. However, in completing the loan, the Company has relied on exemptions from the formal valuation and minority shareholder approval requirements of MI 61-101, in each case on the basis that the fair market value of the Participating Insider’s loan does not exceed 25% of the market capitalization of the Company, as determined in accordance with MI 61-101. Further details were included in a material change report that was filed by the Company. The Company did not file a material change report in respect of the loan transaction more than 21 days before entering into the loan as the shorter period was necessary to permit the Company to close the loan in a timeframe consistent with usual market practice for a transaction of this nature.

On November 9, 2023, the Company filed a material change report following a news release dated October 13,2023, regarding securing C$1,390,000 in short-term debt by the issuer through its wholly owned subsidiaries, IMC Holdings and Rosen High Way.

Additional Short-term Loan Agreement

On October 17, 2023, IMC Holdings entered into a short-term agreement with a non-financial institute in the amount of NIS 1,800 thousand (approximately $610). Such loan bear interest at an annual rate of 18% and mature six months from the date of issuance along with the associated fees and commissions of 4% per annum for application fee and an origination fee of 4% per annum.

Tax on Premiums in Respect of Insurance Effected Outside Canada

By Notice of Assessment for Excise Tax dated October 23, 2023 and covering the period January 1, 2020 to December 31, 2020, IM Cannabis Corp. was assessed tax on insurance of $198,687.57, arrears interest of $36,248.62 and a failure to file penalty of $7,947.49 (collectively, the “2020 Assessment”).

By Notice of Assessment for Excise Tax dated October 23, 2023 and covering the period January 1, 2021 to December 31, 2021, IM Cannabis Corp. was assessed excise tax on insurance of $72,944.92, arrears interest of $1,533.75 and a failure to file penalty of $499.48 (collectively, the “2021 Assessment”).

If a person files a Notice of Objection (Excise Tax Act), the Canada Revenue Agency (the “CRA”) cannot take collection action on amounts in dispute until 90 days after the Notice of Decision is sent to that person.  However, interest and penalty continue to accrue on any amount owing.

On November 29, 2023, the Company filed Notices of Objection (Excise Tax Act) to the 2020 Assessment and the 2021 Assessment. Therefore, the CRA cannot take collection action on the amounts noted above until 90 days after Notices of Decision are sent to the Company.

the Company assess the filed Notices of Objection (Excise Tax Act) to be low to medium complexity.  The CRA is currently taking roughly 150 to 300 days to issue a Notice of Decision in respect of a low to medium complexity Notice of Objection (Excise Tax Act).

the Company assess that it is reasonably possible the Notices of Objection (Excise Tax Act) filed by it will lead to the 2020 Assessment and 2021 Assessment being vacated.

Loan from ADI

On October 11, 2022, IMC Holdings entered into a loan agreement with A.D.I. Car Alarms Stereo Systems Ltd (“ADI” and the “ADI Agreement”), to borrow a principal amount of NIS 10,500 thousands (approximately $4 million) at an annual interest of 15% (the “ADI Loan”), which is to be repaid within 12 months of the date of the ADI Agreement. The ADI Loan is secured by a second rank land charge on the Logistics Center of Adjupharm. In addition, CEO and Director of the Company, provided a personal guarantee to ADI should the security not be sufficient to cover the repayment of the ADI Loan.

On October 25, 2023, IMC Holdings and ADI signed an amendment to the ADI Agreement, extending the loan period by an additional 3 months. During this extended period, the interest rate will be 15%, with associated fees and commissions of 3% per annum for the application fee and an origination fee of 3% per annum.

On February 26, 2024, IMC Holdings and ADI signed an additional amendment to the ADI Agreement, extending the loan period until April 15, 2024, with the same terms as the first amendment, as specified above.

35 Oak Holdings Ltd – Statement of Complaint

On November 27, 2023, the Company announced that a complaint was filed in the Ontario Superior Court of Justice in Canada by Michael Wiener, 35 Oak Holdings Ltd. and MW Investments Ltd. (collectively the “MYM Shareholder Plaintiffs”) against certain current and former Directors and Officers of the Company and its subsidiaries arising out of the Plan of Arrangement that closed in July 2021 through which IM Cannabis acquired MYM Nutraceuticals Inc. A copy of this complaint was delivered to the Company on November 17, 2023.

The Plaintiffs, who became shareholders in the Company as a result of the Plan of Arrangement, allege that the Defendants made a series of misrepresentations in oral discussions and public disclosure regarding cannabis cultivation capacity, cultivation space, and projected revenues. The Plaintiffs further allege that the misrepresentations were later corrected and that the misrepresentations caused the value of the Company shares to be artificially inflated and induced the Plaintiffs to support the Plan of Arrangement. The Plaintiffs assert common law misrepresentation claims, and have also advanced statutory claims under the Ontario Securities Act, and seek damages of $15 million. the Company and the other former Director and Officer Defendants dispute the allegations in the Claim and deny any liability. The claim was commenced in July 2023 but not served until November 2023.

The Company, together with some of the Defendants brought, on February 22, 2024, a preliminary motion to strike out several significant parts of the claim (the "Motion") The Motion has not been scheduled by the court.

At this time, the Company's management is of the view that the Motion has merit and is likely to succeed in at least narrowing the scope of the claim against the Company, and that it may also result in certain of the claims against individuals being dismissed altogether, and if not dismissed narrowed in scope and complexity.

Given the preliminary stage of the action, and that the Company have not yet conducted a full investigation of the factual defences, it is too early to opine on the merits of the claim or whether it is more likely than not to result in an outflow of funds to the Company and if so, how much.

The Company plans to continue vigorously defend itself against the allegations.

Annual General Shareholders Meeting

On December 6, 2023, the Issuer held its annual general of shareholders at which time all matters put to shareholders were approved including the number of directors of the Company that was fixed at five, the election of directors to the board of directors of the Issuer and the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global as auditor of the Issuer.

Loan to Telecana

On November 29, 2022, the Company’s subsidiary, IMC Holdings entered into a convertible loan agreement (the “Telecana Loan Agreement”) with Telecana Ltd. (“Telecana”) and the sole shareholder of Telecana, whereby IMC Holdings loaned NIS 1,545 (approximately $605) to Telecana according to the following advance schedule: NIS 45 on January 15, 2023 (approximately C$18); NIS 250 on January 31, 2023 (approximately C$98); NIS$500 (approximately C$196) on February 28, 2023; NIS 500 (approximately C$196) on April 5, 2023; and NIS 250 (approximately C$98) on May 5, 2023. Telecana opened a pharmacy and obtained from the IMCA a license to dispense medical cannabis products. Pursuant to the Telecana Loan Agreement, subject to IMCA approval, the loan can be converted into 51% of the share capital of Telecana, with such conversion to occur at the earlier: (i) upon receipt of a preliminary license from the IMCA; and (ii) at any time at the sole discretion of IMC Holdings. As of the date of this MD&A, notwithstanding that Telecana has received such preliminary license, the parties are in the process of obtaining IMCA approval to complete the conversion.

Medical Cannabis Reform

On December 8, 2023, the Company announced a 3-month delay of the anticipated medical cannabis reform announced by the Israeli ministry of health on August 7, 2023. Due to the Israel-Hamas war, the anticipated implementation of the medical cannabis regulatory reform, originally scheduled for December 29, 2023, has been postponed by three months. The new regulations were designed to alleviate many of the stringent restrictions in the sector, thereby enhancing access to medical cannabis for patients. In addition to the regulatory reform, the Medical Cannabis Unit of the Ministry of Health released new report that shows, among other statistics, data on the number of patients obtaining medical cannabis licenses. There was a notable surge in the number of new medical cannabis patients in November 2023, with 3,254 new patients receiving licenses, the largest increase in new patients per month since 2021.
Planning and Construction Legal Proceedings

On December 28, 2023 a settlement was reached in the Planning and Construction Legal Proceedings against Focus. As previously disclosed in the Company’s annual information form dated April 26, 2021, and the press release dated July 13, 2021, as well as in the Company's financial statements and MD&A for the year 2022, certain allegations were made against Focus regarding inadequate permitting for construction at its cultivation facility. The settlement involved Focus, and Oren Shuster, Refael Gabay, and Yaron Berger, the former CEO of Focus, along with the three landowners on whose property Focus operated the cultivation facility. The settlement resulted in the dismissal of all criminal charges against the individual defendants, with only Focus being charged. Focus received a monetary fine of approximately 129 CAD (350NIS), payable in 10 installments. After a long legal process since the indictment, Focus has destroyed all the buildings that didn’t have the construction permits, closed the cultivation facility in Sdei Avraham in June 2022, ceased with its cultivation operation and now focusing on import and sales operations. Currently, the Company's management do not anticipate a material impact on the licensing or normal course of operations for Focus due to the indictment and the settlement that has been achieved.

SUBSEQUENT EVENTS

Acquisition of Jerusalem’s Leading Medical Cannabis Pharmacy – Oranim Pharm

On January 12, 2024, the Company announced that the final sixth payment of the Oranim Pharmacy Acquisition and the reconciliation between the parties regarding the remaining transaction payments are being rescheduled to April 15, 2024.

Through the transaction, completed on March 28, 2022, IMC Holdings Ltd. acquired 51% of the rights in Oranim Pharm Partnership through the acquisition of Oranim Plus. As part of the transaction consideration, NIS 5,363K or 1,930K CAD were supposed to be paid in six installments throughout 2023, with the final payment due February 15, 2024.

Through a new amendment signed January 10, 2024, the sixth (6) payment as well as the reconciliation between the parties regarding all remaining unpaid installments has been postponed to April 15, 2024. All six installments (that remain unpaid) will incur a 15% interest charge. Failure to meet the remaining payments will result in the transfer of IMC Holdings Ltd. shares (51%) back to the seller, along with the revocation of the transaction.

Based on the Group’s working capital position as of December 31, 2023, management considers the risk of not being able to pay all six installments, potentially resulting in the revocation of the transaction, to be high.

NASDAQ Compliance Notice

On January 31, 2024, the Company received an extension a 180-calendar day extension, until July 29, 2024, from Nasdaq staff to regain compliance with the Minimum Share Price Listing Requirements (the “Extension”). As at the date of this MD&A, the Company continues to monitor the closing bid price of its Common Shares and plans to pursue available options to regain compliance with the Minimum Share Price Listing Requirement, including potentially pursuing a reverse stock split. If the Company authorizes a reverse stock split, it will plan to effectuate the split no later than ten business days prior to the end of the Extension.

Potential Reverse Merger with Kadimastem

On February 28, 2024, the Company announced that it has entered into a non-binding term sheet dated February 13, 2024, as amended (the “Term Sheet”), and a Loan Agreement (as defined below) with Holding Company (as defined below), with Israel-based Kadimastem Ltd a clinical cell therapy public company traded on the Tel Aviv Stock Exchange under the symbol (TASE:KDST) (“Kadimastem”), whereby the parties will complete a business combination that will constitute a reverse merger into the Company by Kadimastem (the “Proposed Transaction”).

The Proposed Transaction will be effected by way of a plan of arrangement involving a newly created wholly-owned subsidiary of IMC and Kadimastem (the “Arrangement”). The resulting issuer that will exist upon completion of the Proposed Transaction (the “Resulting Issuer”) will change its business from medical cannabis to biotechnology and, at the closing of the Proposed Transactions (the "Closing"), Kadimastem  shareholders will hold 88% of the common shares of the Resulting Issuer (the “Resulting Issuer Shares”) and the shareholders of the Company will hold 12% of the Resulting Issuer Share. Parties may agree, in the Definitive Agreement, on a different structure of equity in lieu of the warrants (as described below) with a similar result. The Proposed Transaction is an arm’s length transaction.

Prior to Closing, IMC's existing medical cannabis operation and other current activities in Israel and Germany (the "Legacy Business") will be restructured (the “Spin-Out”) as a contingent value right (the "CVR"). The CVR will entitle the holders thereof to receive net cash, equity, or other net value upon the sale of the Legacy Business following the Closing, subject to the terms of the Loan Agreement.

To facilitate the sale of the Legacy Business, a special committee of IMC's Board was formed, which will oversee the potential sale in collaboration with legal and financial advisors.

The Legacy Business will be made available for potential sale to a third party for a period of up to 12 months from Closing (the "Record Date"). After the Record Date, any remaining Legacy Business in the CVR will be offered for sale through a tender process, subject to the terms of the best offer. The proceeds from the sale of the Legacy Business will be utilized to settle debts and distribute the remaining balance, if any, to CVR holders.

As a condition of Closing, Kadimastem will have approximately $5 million in gross funds, at Closing including capital raised concurrently with the completion of the Proposed Transaction from existing shareholders and additional investors.

In addition to the foregoing, subject to compliance with applicable law, the Company shall grant shareholders of the Company as of Closing, with warrant(s) equal their pro rata portion, of 2% of the Resulting Issuer’s issued and outstanding common share capital (the "IMC Shares") prior to the Closing Date (in the aggregate), with an exercise price per share equal to the 10 day volume-weighted average price of the Resulting Issuer’s shares calculated on the NASDAQ Capital Market (“Nasdaq”), ending 2 trading days prior to Closing, the warrants will be for a period of 24 months following Closing.

In accordance with the terms of the Proposed Transaction, the holders of the issued and outstanding shares in the capital of Kadimastem (the “Kadimastem Shares”) will be issued such number of IMC Shares in exchange for every one (1) Kadimastem Share held immediately prior to the completion of the Proposed Transaction that reflects the ratio outlined above (the “Exchange Ratio”). Outstanding convertible securities of Kadimastem (the “Kadimastem Convertible Securities”) will be treated through customary mechanics as shall be determined in the definitive agreement, which may include, the assumption of the Kadimastem Convertible Securities by IMC subject to customary adjustments to reflect the Exchange Ratio and exercise price.

Pursuant to the terms of the Term Sheet, a loan agreement dated February 28, 2024 (the "Loan Agreement") was entered between IMC Holdings Ltd. a wholly-owned subsidiary of IMC (the "Holding Company") and Kadimastem. Pursuant to the Loan Agreement, Kadimastem will provide a loan of up to US$650,000 to the Holding Company, funded in two installments: US$300,000 upon signing the Loan Agreement and US$350,000 upon the execution of the definitive agreement regarding the Proposed Transaction (the "Loan").

The Loan accrues interest at a rate of 9.00% per annum, compounding annually and is secured by the following collaterals and guarantees: (a) 10% of the proceeds derived from any operation sale under the CVR (“Charged Rights”), limited to the outstanding Loan Amount and expenses according to the Loan Agreement, accordingly Holding Company may, at its sole discretion, to record a second-ranked fixed charge  over the Charged Rights or, alternatively, in case the existing pledges over the Charged Rights at the date of signing this Loan Agreement are subsequently discharged or removed, then the Borrower shall promptly record a first-ranking fixed charge over the Charged Assets with all applicable public records; provided that Holding Company shall not impose any new lien, mortgage, charge or pledge over the Charged Rights that did not exist on the date hereof, or any other liens, subject to customary exclusions; (b) the Holding Company shall use its best efforts to record a first-ranking fixed charge over the assets of its subsidiary, A.R Yarok Pharm Ltd, in due course when applicable and as deemed appropriate; and (c) a personal guarantee by Mr. Oren Shuster, IMC’s CEO.

Prior to the completion of the Proposed Transaction, IMC will call a meeting of its shareholders for the purpose of approving, among other matters:

•	approve the Proposed Transaction;

•	approve the Spin-Out;

•	a change of name of the Company as directed by Kadimastem and acceptable to the applicable regulatory authorities effective upon Closing; and

•	reconstitution of the Company’s Board.

Upon closing of the Proposed Transaction, all of IMC’s current directors and executive officers will resign and the board of directors of the Resulting Issuer will, subject to the approval of governing regulatory bodies, consist of nominees of Kadimastem. All of the executive officers shall be replaced by nominees of Kadimastem, all in a manner that complies with the requirements of governing regulatory bodies and applicable securities and corporate laws.

Details of insiders and proposed directors and officers of the Resulting Issuer will be disclosed in a further news release.

The completion of the Proposed Transaction is subject to a number of conditions, including but not limited to the following:

•	the execution of a definitive agreement;

•	completion of mutually satisfactory due diligence;

•	completion of the Share Consolidation; and

•
receipt of all required regulatory, corporate and third party approvals, including approvals by governing regulatory bodies, the shareholders of IMC and Kadimastem, applicable Israeli governmental authorities, and the fulfilment of all applicable regulatory requirements and conditions necessary to complete the Proposed Transaction.

The parties are committed to seeking a successful completion of the Proposed Transaction as soon as practicable, but there can be no absolute certainty that the Proposed Transaction will take place.

Option to re-acquire the sold interest in Focus

On November 30, 2023, IMC Holdings acted to exercise its option to purchase the 74% interest in Focus held by Oren Shuster and Rafael Gabay by submitting a request to the IMCA which approved the transaction on February 25, 2024.

REVIEW OF FINANCIAL PERFORMANCE

FINANCIAL HIGHLIGHTS

Below is the analysis of the changes that occurred for the year and three months ended December 31, 2023, with further commentary provided below.

	For the year ended December 31		For the three months ended December 31
	2023	2022	2023	2022
Net Revenues*	$48,804	$54,335	$10,698	$14,461
Gross profit before fair value impacts in cost of sales*	$10,830	$11,291	$1,115	$2,791
Gross margin before fair value impacts in cost of sales (%)*	22%	21%	10%	19%
Operating Loss*	$(12,792)	$(30,791)	$(5,165)	$(10,708)
Net loss*	$(10,228)	$(24,922)	$(3,520)	$(9,650)
Loss per share attributable to equity holders of the Company – Basic (in CAD)*	$(0.74)	$(3.13)	$(0.25)	$(2.94)
Loss per share attributable to equity holders of the Company - Diluted (in CAD)*	$(0.74)	$(3.81)	$(0.25)	$(3.55)

	For the year ended December 31		For the three months ended December 31
	2023	2022	2023	2022
Average net selling price of dried flower (per Gram)*	$5.14	$7.12	$4.52	$5.19
Quantity of dried flower sold (in Kilograms2)*	8,609	6,794	2,082	2,334

* From continuing operations

Notes:
1.	Including other cannabis products such as Concentrates, Kief, Hash and Pre-rolls.
2.	Harvested flowers, after trimming and ready for manufacturing.

The Overview of Financial Performance includes reference to “Gross Margin”, which is a non-IFRS financial measure that the Company defines as the difference between revenue and cost of revenues divided by revenue (expressed as a percentage), prior to the effect of a fair value adjustment for inventory and biological assets. For more information on non-IFRS financial measures, see the “Non-IFRS Financial Measures” and “Metrics and Non-IFRS Financial Measures” sections of the MD&A.

OPERATIONAL RESULTS

In each of the markets in which the Company operates, the Company must navigate evolving customer and patient trends in order to continue to be competitive with other suppliers of medical cannabis products.

The Company believes that there are several key factors creating tailwinds to facilitate further industry growth. In Israel, the number of licensed medical patients continues to increase and currently stands at 137,467 as of February 2024. This figure is expected to continue growing in the coming years and may further benefit from regulatory change liberalizing the cannabis market in Israel. Moreover, the acquisitions of the Israeli Pharmacies positions IM Cannabis as a large distributor of medical cannabis in Israel. As the Israeli cannabis market has become increasingly competitive, the ability to import premium cannabis from Canada is a key determinant of the Company’s success in Israel.

The German medical cannabis market has been slower over the past few years to develop mainly due to the difficulty in medical patients accessing prescriptions and insurance reimbursements. Starting Year 2024 after the legalization was officially approved by the Bundestag (Germany Parliament) on March 1st  2024, The Company which  has already seen an increase in the number of patients paying out-of-pocket for medical cannabis products in Germany during the past few years, is expecting a change which will lead to increase in the market.

REVENUES AND GROSS MARGINS

REVENUES

The revenues of the Group from continuing operations are primarily generated from sales of medical cannabis products to customers in Israel and Germany. The reportable geographical segments in which the Company operates are Israel and Germany.

For the year ended December 31:

	Israel		Germany		Adjustments		Total
	2023	2022	2023	2022	2023	2022	2023	2022
Revenues	$43,316	$50,500	$5,488	$3,835	$-	$-	$48,804	$54,335
Segment income (loss)	$(6,627)	$(23,606)	$(1,615)	$(3,225)	$-	$-	$(8,242)	$(26,831)
Unallocated corporate expenses	$-	$-	$-	$-	$(4,550)	$(3,960)	$(4,550)	$(3,960)
Total operating (loss) income	$(6,627)	$(23,606)	$(1,615)	$(3,225)	$(4,550)	$(3,960)	$(12,792)	$(30,791)
Depreciation, amortization & impairment	$2,823	$6,747	$173	$200	$-	$-	$2,996	$6,947

For the three months ended December 31:

	Israel		Germany		Adjustments		Total
	2023	2022	2023	2022	2023	2022	2023	2022
Revenues	$9,375	$13,136	$1,323	$1,325	$-	$-	$10,698	$14,461
Segment income (loss)	$(3,653)	$(10,280)	$(580)	$(517)	$-	$-	$(4,233)	$(10,797)
Unallocated corporate income (expenses)	$-	$-	$-	$-	$(932)	$90	$(932)	$90
Total operating (loss) income	$(3,653)	$(10,280)	$(580)	$(517)	$(932)	$90	$(5,165)	$(10,707)
Depreciation, amortization & impairment	$684	$4,957	$47	$48	$-	$-	$731	$5,005

The consolidated revenues of the Group from continuing operations for the year ended December 31, 2023, were attributed to the sale of medical cannabis products in Israel and Germany.

●
Revenues from continuing operations for the year ended December 31, 2023 and 2022 were $48,804 and $54,335, respectively, representing a decrease of $5,531 or 10%. Revenues for the three months ended December 31, 2023, and 2022 were $10,698 and $14,461,  respectively, representing a decrease of $3,763 or 26%. The decrease in revenues is primarily attributed to the effects of the Israel – Hamas war and the different challenges it caused from a business perspective effecting the Company sells and also its operation activities such as longer importing cycles (transportation of goods, approvals from relevant authorities etc.)

●
Revenues from the Israeli operation were attributed to the sale of medical cannabis through the Company’s agreement with Focus Medical and the revenues from the Israeli Pharmacies the Company owns, mostly from cannabis products.

●	In Germany, Company revenues were attributed to the sale of medical cannabis through Adjupharm.

●
Total dried flower sold for the year ended December 31, 2023, was 8,609 kg at an average selling price of $5.14 per gram compared to 6,794kg for the same period in 2022 at an average selling price of $7.12 per gram, mainly attributed to the inventory life cycle, discounts given and increased competition in the segment. Total dried flower sold for the three months ended December 31, 2023, was 2,082kg at an average selling price of $4.52 per gram compared to 2,334kg for the three months ended December 31, 2022, at an average selling price of $5.19 per gram. The decreased is mainly attributed to the Israel – Hamas war effect.

COST OF REVENUES

Cost of revenues is comprised of purchase of raw materials and finished goods, import costs, production costs, product laboratory testing, shipping and salary expenses. Inventory is later expensed to the cost of sales when sold. Direct production costs are expensed through the cost of sales.

The cost of revenues from continuing operations for the year ended December 31, 2023 and 2022 were $37,974 and $43,044, respectively, representing a decrease of $5,070 or 12% which is in line with the 10% revenue decreased during the period. The cost of revenues for the three months ended December 31, 2023 and 2022 were $9,583 and $11,670, respectively, representing a decrease of $2,087 or 18% which is in line with the Revenue decreased of 26% during the 3 months period.

GROSS PROFIT

Gross profit from continuing operations for the year ended December 31, 2023, and 2022 was $9,846 and $9,162, respectively, representing an increase of $684 or 7.5% this is mainly contributed to the changes in the business activities from own cannabis grow in the farm owned by the Company in Y2022 to importing a premium high quality Cannabis from Canada. For the three months ended December 31, 2023, and 2022 gross profit was $841 and $2,603, respectively, representing a decrease of $1,762 or 68%.

Gross profit included losses from unrealized changes in fair value of biological assets and realized fair value adjustments on inventory sold of $(984) and $(2,129) for the year ended December 31, 2023, and 2022, respectively. Losses from unrealized changes in fair value of biological assets and realized fair value adjustments on inventory sold for the three months ended December 31, 2023, and 2022 were $(274) and $(188), respectively.

There are a few other external  circumstances that effected the profitability during year 2023 including of fluctuation in FX rates of the CAD vs. ILS  as can be seen in the following graph:

YE 2023 results were affected by the CAD/ILS exchange rate (Revenue are mainly in ILS while the COST of Revenue as well as operational expenses are mainly in CAD, therefore any increased strength of the CAD will hit the Gross Profit while any increased strength of the ILS will have the opposite effect.

Q4 2023 gross profit is highly affected by the Israel – Hamas war. The main effect was due to sells decrease from one side (equivalent to the effect of the war also in other Israeli markets), and slow inventory transportation processes and regulatory approvals processes which caused delays in Inventory ready for sells during the quarter.

EXPENSES

GENERAL AND ADMINISTRATIVE

General and administrative expenses from continuing operations for the year ended December 31, 2023, and 2022 were $11,008 and $21,460, respectively, representing a decrease of $10,452 or 49%. For the three months ended December 31, 2023, and 2022, general and administrative expenses from continuing operations were $3,300 and $9,790, respectively, representing a decrease of $6,490 or 66%.

The decrease in the general and administrative expense is attributable mainly to the two restructuring plans published April 6, 2022 (closing of Focus facility in Israel) and March 8, 2023, which aimed for reorganization of the company's management and operations to strengthen its focus on core activities and drive efficiencies to realize sustainable profitability. The Company reduced its workforce in Israel across all functions. The general and administrative expenses are comprised mainly from salaries to employees in the amount of $2,314 on year 2023 vs $4,027 on year 2022, professional fees in the amount of $4,095 vs $4,689 for the same years , depreciation and amortization in the amount of $669 vs. 819 and  insurance costs in the amount of $1,847 and 1,566 respectively. The decrease in the other General and administrative costs from $10,359 in Year 2022 to $2,083 on year 2023 is mainly attributed to the fair value adjustment occur in Year 2022 of the Company’s purchase option to acquire a pharmacy.

SELLING AND MARKETING

Selling and marketing expenses from continuing operations for the year ended December 31, 2023, and 2022 were $10,788 and $11,473, respectively, representing a decrease of $685 or 6%. For the three months ended December 31, 2023, selling and marketing expenses from continuing operations were $2,797, compared to $3,094 for the three months ended December 31, 2022, representing a decrease of $297 or 10%. The decrease in the selling and marketing expenses was due mainly to decrease salaries to employees in the amount of $5,677 on year 2023 vs $6,398 on year 2022, Selling and marketing in the amount of $1,568 and 2,075 for the same years, increase of depreciation and amortization to $2,320 from $1,941 respectively.

RESTRUCTURING EXPENSES

On April 6, 2022, Focus Medical announced its decision, from March 30, 2022, to close the Focus Facility in Israel and therefore the Company recorded restructuring expenses related to impairment of property, plant and equipment, biological assets and right of use asset and liabilities, in the total amount of $4,383.

On March 8, 2023, the Company announced its strategy plan in Israel of reorganization of the company's management and operations in order to strengthen its focus on core activities and drive efficiencies to realize sustainable profitability. The Company reduced its workforce in Israel by 36% across all functions (including executives). Therefore, the Company recorded restructuring expenses for the year ended December 31, 2023 related mainly to salaries to employees in the amount of $617.

SHARE-BASD COMPENSATION

Share-based compensation expense from continuing operations for the year ended December 31, 2023, and 2022 was $225 and $2,637, respectively, representing a decrease $2,412 or 91%. For the three months ended December 31, 2023, and 2022, share-based compensation expense was $(91) and $428, respectively, representing a decrease of $519 or 121%. The decrease for the year ended December 31, 2023, in expenses was mainly attributed to the cancellation of incentive stock options (“Options”) held by employees who no longer worked for the Company.

FINANCING

Financing income (expense) net from continuing operations for the year ended December 31, 2023, and 2022 was $3,335 and $4,731, respectively, representing a decrease of $1,396 or 30% in the financing income. For the three months ended December 31, 2023, and 2022, financing income (expense), net was $2,466 and $949, respectively, representing an increase of $1,517 or 160%.

NET INCOME/LOSS

Net loss for the year ended December 31, 2023, and 2022 was $10,228 and $191,301, respectively, representing a net loss decrease of $181,073 or 95%. For the three months ended December 31, 2023, and 2022, net loss was $3,520 and $33,449, respectively, representing a net loss increase of $29,929 or 89%. The net loss decrease related to factors impacting net income described above, and loss from discontinued operations in the amount of $166,379 recorded in the year ended December 31, 2022 related to the discontinued operations in Canada.

NET INCOME (LOSS) PER SHARE BASIC AND DILUTED

Basic loss per share is calculated by dividing the net profit attributable to holders of Common Shares by the weighted average number of Common Shares outstanding during the period. Diluted profit per Common Share is calculated by adjusting the earnings and number of Common Shares for the effects of dilutive warrants and other potentially dilutive securities. The weighted average number of Common Shares used as the denominator in calculating diluted profit per Common Share excludes unissued Common Shares related to Options as they are antidilutive. Basic Income (Loss) per Common Share from continuing operations for the year ended December 31, 2023, and 2022 were $(0.74) and $(3.13) per Common Share, respectively. For the three months ended December 31, 2023, and 2022 were $(0.25) and $(2.94), respectively.

Diluted Income (Loss) per Common Share from continuing operations for the year ended December 31, 2023 and 2022 were $(0.74) and $(3.81) per Common Share, respectively. Diluted Income (Loss) per Common Share for the three months ended December 31, 2023, and 2022 were $(0.25) and $(3.55), respectively.

TOTAL ASSETS

Total assets as of December 31, 2023 were $48,813, compared to $60,675 as at December 31, 2022, representing a decrease of $11,862 or 20%. This decrease was primarily due to the reduction of cash and cash equivalents in the amount of $636 and inventory reduction of $6,609. Additional decrease is attributed to currency fluctuation effected the translation of items denominated in NIS in the Company’s balance sheet.

INVESTMENT IN XINTEZA

On December 26, 2019, IMC Holdings entered into a share purchase agreement with Xinteza API Ltd. (“Xinteza”), a company with a unique biosynthesis technology, whereby the Company acquired, on an as-converted and fully diluted basis, 25.37% of Xinteza’s outstanding share capital, for consideration of US$1,700 (approximately $2,165 as of December 31, 2021) paid in several installments (the “Xinteza SPA”). As of December 31, 2022, the Company has paid all outstanding installments pertaining to the Xinteza SPA and currently holds 23.35% of the outstanding share capital of Xinteza on an as-converted and fully diluted basis. On February 24, 2022, IMC Holdings entered into a simple agreement for future equity with Xinteza, under which IMC Holdings paid US$100 (approximately $125), in exchange for the right to certain shares of Xinteza, (see also the financial statements note 17c).

TOTAL LIABILITIES

Total liabilities as of December 31, 2023, were $35,113, compared to $36,879 at December 31, 2022, representing a decrease of $1,766 or 5%. The decrease was mainly due to the reduction in trade payables in the amount of $6,089, off set by increase in bank loans and credit facilities in the amount of $2,873, and a decrease in other payables in the amount of $629. Additional decrease is attributed to the effect of translation of items denominated in NIS in the Company’s balance sheet.

LIQUIDITY AND CAPITAL RESOURCES

For the twelve months ended December 31, 2023, the Company recorded revenues of $48,804.

The Company can face liquidity fluctuations from time to time, resulting from delays in sales and slow inventory movements.

In January 2022, Focus entered into a revolving credit facility with an Israeli bank, Bank Mizrahi (the “Mizrahi Facility”). The Mizrahi Facility is guaranteed by Focus assets. Advances from the Mizrahi Facility will be used for working capital needs. The Mizrahi Facility has a total commitment of up to NIS 15 million (approximately $6,000) and has a one-year term for on-going needs and 6 months term for imports and purchases needs. The Mizrahi Facility is renewable upon mutual agreement by the parties. The borrowing base is available for draw at any time throughout the Mizrahi Facility and is subject to several covenants to be measured on a quarterly basis (the “Mizrahi Facility Covenants”).

The Mizrahi Facility bears interest at the Israeli Prime interest rate plus 1.5%. During the first quarter of 2023 the Company reduced total commitment to NIS 10,000 (approx. $3,600) and as of September 30, 2023 Focus has drawn down $nil in respect of the Mizrahi Facility.

On May 17, 2023, the Company and Bank Mizrahi entered to new credit facility with total commitment of up to NIS 10,000 (approximately $3,600) (the “New Mizrahi Facility”). The New Mizrahi Facility consists of NIS 5,000 credit line and NIS 5,000 loan to be settled with 24 monthly installments from May 17, 2023. This loan bears interest at the Israeli Prime interest rate plus 2.9%. As of December 31, 2023 Focus has drawn down $3,227 in respect of the new Mizrahi facility (comprised of approx. $1,827 credit line and $1,400 loan). The New Credit facility is also subject to several covenants to be measured on a quarterly basis which are not met as of December 31, 2023, therefore the loan is classified as short-term loan.

The Company's CEO and director, provided to the bank a personal guarantee in the amount of the outstanding borrowed amount, allowing the New Mizrahi Facility to remain effective.

Between January 16, 2023 to February 16, 2023, the Company completed the LIFE Offering, comprised of an aggregate of 2,828,248 Units issued and sold under the Life Offering for an aggregate gross proceeds of US$3,535, such amount exclusive of 131,700 Units issued to a director of the Company as part of the LIFE Offering whose subscription price was satisfied by the settlement of US$164 in debt owed by the Company to the director.

Concurrently, the Company completed the Concurrent Offering, comprised of an aggregate of 2,317,171 Units issued and sold under the Concurrent Offering for an aggregate gross proceeds of US$2,896.

As of December 31, 2023, the Group's cash and cash equivalents totaled $1,813 and the Group's working capital deficit from continuing operations (current assets less current liabilities) amounted to ($8,543). In the year ended December 31, 2023, the Group had an operating loss from continuing operation of ($12,792) and negative cash flows from continuing operating activities of ($8,075).

The Group’s current operating budget includes various assumptions concerning the level and timing of cash receipts from sales and cash outlays for operating expenses and capital expenditures. The Company is managing its cash flow daily and will look for external funding for its operations. Cost saving plans and restructuring actions taken in 2022 and in 2023. The Company’s board of directors approved a cost saving plan, implemented in whole or in part, to allow the Company to continue its operations and meet its cash obligations. The cost saving plan consists of cost reduction due to efficiencies and synergies, which include mainly the following steps: discontinuing operation of loss-making activities, reduction in payroll and headcount, reduction in compensation paid to key management personnel (including layoffs of key executives), operational efficiencies and reduced capital expenditures.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Annual Financial Statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

As of December 31, 2023, the Group’s financial liabilities consisted of accounts payable which have contractual maturity dates within one year. The Group manages its liquidity risk by reviewing its capital requirements on an ongoing basis. Based on the Group’s working capital position on December 31, 2023, management considers liquidity risk to be high.

As of December 31, 2023, the Group has identified the following liquidity risks related to financial liabilities (undiscounted):

	Less than one year	1 to 5 years	6 to 10 years	> 10 years
Contractual Obligations	$12,618	$1,293	-	-

The maturity profile of the Company’s other financial liabilities (trade payables, other account payable and accrued expenses, and warrants) as of December 31, 2023, are less than one year.

	Payments Due by Period
Contractual Obligations	Total	Less than one year	1 to 3 years	4 to 5 years	After 5 years
Debt	$12,513	$12,119	$394	$-	$-
Finance Lease Obligations	$1,398	$499	$814	$85	$-
Total Contractual Obligations	$13,911	$12,618	$1,208	$85	$-

The Annual Financial Statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. The Annual Financial Statements do not include any adjustments to the amounts and classification of assets and liabilities that would be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

SHARE CAPITAL

The Company’s authorized share capital consists of an unlimited number of Common Shares without par value 13,394,136 of which were issued and outstanding as at the date hereof. The Common Shares confer upon their holders the right to participate in the general meeting with each Common Share carrying the right to one vote on all matters. The Common Shares also allow holders to receive dividends if and when declared and to participate in the distribution of surplus assets in the case of liquidation of the Company.

OTHER SECURITIES

As of December 31, 2023, the Company also has the following outstanding securities which are convertible into, or exercisable or exchangeable for, voting or equity securities of the Company: 270,452 Options, 18,261 2019 Broker Compensation Options (as defined below), 294,348 Offered Warrants (as defined below) and 5,769,611 2023 LIFE Offering Warrants.

FINANCIAL BACKGROUND

On October 11, 2019, the Company completed the Reverse Takeover Transaction, effected by way of a “triangular merger” between the Company, IMC Holdings and a wholly owned subsidiary of the Company pursuant to Israeli statutory law.

In connection with the Reverse Takeover Transaction, the Company completed a private placement offering of 19,460,527 subscription receipts (each a “Subscription Receipt”) on a pre-2021 Share Consolidation basis (as defined below) of a wholly owned subsidiary of the Company at a price of $1.05 per Subscription Receipt for aggregate gross proceeds of $20,433. Upon completion of the Reverse Takeover Transaction, each Subscription Receipt was exchanged for one unit comprised of one (1) common share and one-half of one (1/2) warrant (each whole warrant, a “2019 Listed Warrant”). Each 2019 Listed Warrant was exercisable for one Common Share at an exercise price of $1.30 until October 11, 2021. A total of 9,730,258 2019 Listed Warrants were issued and listed for trading on the CSE under the ticker “IMCC.WT”. The 2019 Listed Warrants expired on October 11, 2021.

The Company also issued to the agent who acted on its behalf in connection with the Reverse Takeover Transaction, a total of 1,199,326 2019 Broker Compensation Options (the “2019 Broker Compensation Options”). Following the 2021 Share Consolidation, the 2019 Broker Compensation Options were adjusted to require four 2019 Broker Compensation Options to be exercised for one underlying unit at an adjusted exercise price of $4.20, with each unit exercisable into one Common Share and one-half of one Common Share purchase warrant (the “2019 Unlisted Warrants”). Following the 2021 Share Consolidation, the 2019 Unlisted Warrants were adjusted to require four 2019 Unlisted Warrants to be exercised for one Common Share at an adjusted exercise price of $5.20. The 2019 Broker Compensation Options and the 2019 Unlisted Warrants expired on August 2022.

On February 12, 2021, the Company consolidated all of its issued and outstanding Common Shares on the basis of one (1) post-consolidation Common Share for each four (4) pre-consolidation Common Shares (the “2021 Share Consolidation”) to meet the NASDAQ minimum share price requirement.

On November 17, 2022, the Company completed a second share consolidation (the “2022 Share Consolidation”) by consolidating all its issued and outstanding Common Shares on the basis of one (1) post-Consolidation Common Share for each ten (10) pre-Consolidation Common Shares.

On May 7, 2021, the Company completed an offering (the “2021 Offering”) for a total of 6,086,956 Common Shares and 3,043,478 Common Share purchase warrants (the “2021 Offered Warrants”). Following the 2022 Share Consolidation , the 2021 Offered Warrant were adjusted to require the (10) 2021 Offered Warrant to be exercised for one (1) Common Share at an adjusted exercise price of US$72 for a term of 5 years from the date of closing of the 2021 Offering.

The Company also issued a total of 182,609 broker compensation options (the “2021 Broker Compensation Options”) to the agents who acted on its behalf in connection with the 2021 Offering. Following the 2022 Share Consolidation, the 2021 Broker Compensation Option were adjusted to require the (10) 2021 Broker Compensation Options for one (1) Common Share at an adjusted exercise price of US$66.1, at any time following November 5, 2021 until November 5, 2024. There are 182,609 2021 Broker Compensation Options outstanding.

As of December 31, 2023, and 2022, there were 6,063,960 and 304,348 warrants outstanding, respectively, re-measured by the Company, using the Black-Scholes pricing model, in the amount of $38 and $8, respectively. For the year ended December 31, 2023, and 2022, the Company recognized a revaluation gain (loss) in the consolidated statement of profit or loss and other comprehensive income, of $6,955 and $6,014, respectively. For the three months ended December 31, 2023, and 2022, the Company recognized a revaluation gain (loss) in the consolidated statement of profit or loss and other comprehensive income, of $2,408 and $109, respectively, in which the unrealized gain is included in finance income (expense).

OPERATING, FINANCING AND INVESTING ACTIVITIES

The following table highlights the Company’s cash flow activities from continuing operations for the twelve and three months ended December 31, 2023 and 2022:

	For the year ended December 31,		For the three months ended December 31,
Net cash provided by (used in):	2023	2022	2023	2022
Operating activities	$(8,075)	$(12,340)	$(218)	$(2,978)
Investing activities	$(1,182)	$(793)	$(629)	$(580)
Financing activities	$9,417	$6,612	$(37)	$2,668
Effect of foreign exchange	$(796)	$(2,168)	$1,393	$(289)
Increase (Decrease) in cash	$(636)	$(8,689)	$509	$(1,179)

Operating activities from continuing operations used cash of $8,075 and $12,340 for the year ended December 31, 2023, and 2022, respectively. For the three months ended December 31, 2023, and 2022, operating activities from continuing operation used cash of $218 and $2,978, respectively. This variance is primarily due to increase in the business activities of the Company including corporate expenses for salaries, professional fees and marketing expenses in Israel and, Germany and related to the corporate activities in Canada.

Investing activities from continuing operations used cash of $1,182 and $793 for the year ended December 31, 2023, and 2022, respectively. For the three months ended December 31, 2023, and 2022, investing activities from continuing operation used cash of $629 and $580, respectively. Decrease derived from purchase of property, plant and equipment in the amount of $581.

Financing activities from continuing operations provided cash of $9,417 and $6,612 for the year ended December 31, 2023, and 2022, respectively. For the three months ended December 31, 2023, and 2022, financing activities used cash of $37 and provided cash of $2,668, respectively. Majority of the increase derived from issuance of share capital and warrants in the amount of $8,273, proceeds derived from discounted checks in the amount of $2,802, set-off by repayment of bank loan in the amount of $4,827 and receipt of bank loan in the amount of $5,482 in 2023.

SELECTED ANNUAL INFORMATION – CONTINUING OPERATIONS

For the year ended	December 31, 2023	December 31, 2022	December 31, 2021
Revenues	$48,804	$54,335	$34,053
Net Loss	$(10,228)	$(24,922)	$(664)
Basic net income (Loss) per share:	$(0.74)	$(3.13)	$0.02
Diluted net income (Loss) per share:	$(0.74)	$(3.81)	$(3.62)
Total assets	$48,813	$60,676	$129,066
Total non-current liabilities	$2,305	$3,060	$21,354

SUMMARY OF QUARTERLY RESULTS

For the three months ended	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023 (1)
Revenues	$10,698	$12,370	$13,207	$12,529
Net Loss	$(3,520)	$(2,136)	(3,706)	$(866)
Basic net income (Loss) per share:	$(0.25)	$(0.16)	$(0.26)	$(0.05)
Diluted net loss per share:	$(0.25)	$(0.16)	$(0.26)	$(0.05)

For the three months ended	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Revenues	$14,461	$14,170	$12,703	$13,001
Net income (Loss)	$(9,650)	$(4,532)	$(3,736)	$(7,081)
Basic net income (Loss) per share:	$(1.32)	$(0.06)	$(0.27)	$(0.14)
Diluted net income (Loss) per share:	$(1.28)	$(0.06)	$(0.30)	$(0.17)

METRICS AND NON-IFRS FINANCIAL MEASURES

This MD&A makes reference to “Gross Margin”, “EBITDA”, and “Adjusted EBITDA”. These financial measures are not recognized measures under IFRS and do not have a standardized meaning prescribed by IFRS and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these measures are provided as additional information to complement those IFRS measures by providing further understanding of our results of operations from management’s perspective. Accordingly, these measures should neither be considered in isolation nor as a substitute for analysis of our financial information reported under IFRS.

Management defines Gross Margin as the difference between revenue and cost of goods sold divided by revenue (expressed as a percentage), prior to the effect of a fair value adjustment for inventory and biological assets. Management defines EBITDA as income earned or lost from operations, as reported, before interest, tax, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, adjusted by removing other non-recurring or non-cash items, including the unrealized change in fair value of biological assets, realized fair value adjustments on inventory sold in the period, share-based compensation expenses, and revaluation adjustments of financial assets and liabilities measured on a fair value basis. Management believes that Adjusted EBITDA is a useful financial metric to assess its operating performance on a cash adjusted basis before the impact of non-recurring or non-cash items. The closest IFRS metric to EBITDA and Adjusted EBITDA is “operating loss”.

The non-IFRS financial measures can provide investors with supplemental measures of our operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on IFRS measures. We also believe that securities analysts, investors and other interested parties frequently use non-IFRS financial measures in the evaluation of issuers. These financial measures are metrics that have been adjusted from the IFRS statements in an effort to provide readers with a normalized metric in making comparisons more meaningful across the cannabis industry. However, other companies in our industry may calculate this measure differently, limiting their usefulness as comparative measures.

Our management also uses these non-IFRS financial measures in order to facilitate operating performance comparisons from period to period, to prepare annual operating budgets and forecasts and to determine components of management compensation. As required by Canadian securities laws, we reconcile these non-IFRS financial measures to the most comparable IFRS measures.

GROSS MARGIN

Year ended	December 31, 2023	December 31, 2022

Net Revenue	$48,804	$54,335
Cost of sales	$37,974	$43,044
Gross profit before FV adjustments	$10,830	$11,291
Gross margin before FV adjustments (Non-IFRS)	22%	21%

Three months ended	December 31, 2023	December 31, 2022

Net Revenue	$10,698	$14,461
Cost of sales	$9,583	$11,670
Gross profit before FV adjustments	$1,115	$2,791
Gross margin before FV adjustments (Non-IFRS)	10%	19%

EBITDA AND ADJUSTED EBITDA FROM CONTINUING OPERATIONS

	For the year ended December 31,		For the three months ended December 31,
	2023	2022	2023	2022
Operating Loss	$(12,792)	$(30,791)	$(5,165)	$(10,709)
Add: Depreciation & Amortization	$2,996	$2,815	$731	$873
EBITDA (Non-IFRS)	$(9,796)	$(27,976)	$(4,434)	$(9,836)
Add: IFRS Biological assets fair value adjustments, net (1)	$984	$2,129	$274	$188
Add: Share-based payments	$225	$2,637	$(91)	$428
Add: Restructuring cost (2)	$617	$4,383	$-	$-
Add: Other non-recurring costs (3)	$-	$7,336	$-	$7,336
Adjusted EBITDA (Non-IFRS)	$(7,970)	$(11,491)	$(4,251)	$(1,884)

Notes:
1.	Losses from unrealized changes in fair value of biological assets and realized fair value adjustments on inventory. See “Cost of Revenues” section of the MD&A.
2.	Costs attributable to the Israel Restructuring and closure of Sde Avraham Farm in 2022, and to Israel reorganization plan of the company’s management and operations in 2023.
3.	Mainly fair value adjustment of the Company’s purchase option to acquire a pharmacy. See ”Subsequent Events – Panaxia Transaction Update” of the 2022 MD&A.

The Company’s Adjusted EBITDA loss for the year ended December 31, 2023, was reduced, and improved primarily due to restructuring plans, savings in the Company’s general and administrative expenses such as insurance cost reduction, cost efficiencies from synergies and other corporate expenses reduction from continuing operations.

CONTINGENT LIABILITIES AND COMMITMENTS

RENTAL LIABILITIES

The table below summarizes the maturity profile of the Group’s lease liabilities based on contractual undiscounted payments (including interest payments):

December 31, 2023:

	Less than one year	1 to 5 years	6 to 10 years	>10 years
Lease liabilities	$499	$899	-	-

December 31, 2022:

	Less than one year	1 to 5 years	6 to 10 years	>10 years
Lease liabilities	$922	$1,830	$598	-

LITIGATION AND REGULATORY PROCEEDINGS

PLANNING AND CONSTRUCTION 66813-06-21 BEER SHEVA MAGISTRATE COURT

On July 11, 2021, the Company was informed that on June 30, 2021, a claim was filed to Beer Sheva Magistrate Court, by the municipal committee presiding over planning and construction in southern Israel against Focus, Focus’ directors and officers, including Oren Shuster and Rafael Gabay, and certain landowners, claiming for inadequate permitting for construction relating to the Focus Facility (the “Construction Proceedings”).

On December 6, 2021 the defendants filed a motion request for dismissal the indictment on the ground of defense of justice. The municipal committee filed its response and after that the defendants filed a response to the municipal committee’s response. As of the date of this letter no decision has yet been made on the application.

A hearing was initially set to December 1, 2021, but postponed several times in order to allow the parties to negotiate towards a resolution. The hearing was set to June 22, 2023. A draft agreement between the parties sent by the defendant to the municipal committee in order for it to be sent to the state attorney’s office for their comments, which once obtained, will be filed with the Court for its approval. The Court is not obligated to approve the agreement between the parties, if obtained.

On June 22, 2023, a hearing took place before the esteemed Honorable Judge Orit Kertz. During the hearing it was decided that the defendants and the municipal committee's attorney would engage in negotiations and make diligent efforts to reach a settlement before August 15, 2023. The responsibility of informing the court about any progress concerning a potential settlement was assigned to the attorney representing the municipal committee. On September 9, 2023, the municipal committee's attorney was summoned to appear at a hearing before the Honorable Judge Orit Kertz. The hearing was postponed to December 28, 2023 due to the 2023 Israel–Hamas war as will be further specified under “RISK FACTORS"” section of the MD&A.

On January 2, 2024, the Company announced that the construction proceedings against Focus, were concluded on December 28, 2023. The company maintains "de facto" control of Focus. Focus was indicted and a fine of CAD$129,000 has been imposed. The cultivation facility, which was the focus of the proceedings, was closed in June 2022 in alignment with the Company's strategic shift towards import and sales.

COVID-19 TEST KITS CLAIM, DISTRICT COURT OF STUTTGART

On November 19, 2021, Adjupharm filed a statement of claim (the “Claim”) to the District Court of Stuttgart (the “Stuttgart Court”) against Stroakmont & Atton Trading GmbH (“Stroakmont & Atton”), its shareholders and managing directors regarding a debt owed by Stroakmont & Atton to Adjupharm in an amount of approximately EUR 947,563 for COVID-19 test kits purchased by Stroakmont & Atton from Adjupharm at the end of March 2021. In January 2022, Stroakmont & Atton filed its statement of defence to the Stuttgart Court in which they mainly stated two arguments for their defense:

1.
The contractual party of the Company was not the Stroakmont & Atton. The contract with Stroakmont & Atton was only concluded as a sham transaction in order to cover up a contract with a company named Uniclaro GmbH. Therefore, Stroakmont & Atton is not the real purchaser rather than Uniclaro GmbH.

2.
The Company allegedly placed an order with Uniclaro GmbH for a total of 4.3 million Clongene COVID-19 tests, of which Uniclaro GmbH claims to have a payment claim against the Company for a partial delivery of 380,400 Clongene COVID-19 tests in the total amount of EUR 941,897.20. Uniclaro GmbH has assigned this alleged claim against the Company to Stroakmont & Atton Trading GmbH, and Stroakmont & Atton Trading GmbH has precautionary declared a set-off against the Company’s claim.

On March 22, 2022, Adjupharm filed a response to Stroakmont & Atton’s statement of defence and rejected both allegations with a variety of legal arguments and facts and also offered evidence to the contrary in the form of testimony from the witnesses in question.

The burden of proof for the allegation that the contract with Stroakmont & Atton was only concluded as a sham transaction lies with the opponents and they offered evidences to the court in the form of testimony from certain witnesses.

A court hearing with witnesses was held on January 11, 2023 and on February 22, 2023, where witnesses testified.

According to the court the witnesses were not able to provide required evidence for the allegation regarding the sham transaction with Stroakmont & Atton. On April 5, 2023, Stuttgart Court announced its decision (the "Judgment") and sentenced Stroakmont & Atton to pay to Adjupharm EUR 947,563.68 plus interest in the amount of 5 percentage points above the German basis rate since May 8, 2021. In addition, Stroakmont & Atton was sentences to pay Adjupharm EUR 6,551.20 plus interest at 5 percentage points above the German basis rate since December 14, 2021.

The directors of Stroakmont, Mr. Simic and Mr. Lapeschi, were not sentenced and in this respect, the claim was dismissed against them with regard to their personal liability. Adjupharm shall pay 2/3 of the Stuttgart Court expenses and the out-of-court expenses of Mr. Simic and Mr. Lapeschi. Stroakmont shall bear 1/3 of the Stuttgart Court expenses and 1/3 of the out-of-court expenses of Adjupharm. The remaining out-of-court expenses shall be borne by each party.

Furthermore, the court did not decide on the counterclaims from an alleged order by Adjupharm for 4.3 million Clongene tests due to a set-off prohibition. This set-off prohibition follows from a jurisdiction agreement concluded between Adjupharm and Uniclaro, which determined the courts in Hamburg to be the competent court to decide about such allegations.

The Judgment is not yet final and, therefore, cannot be enforced. On May 5, 2023, Adjupharm and Stroakmont & Atton, each submitted an appeal with the Stuttgart Court (the "Appeals") against the Judgment.

On June 23, 2023, Adjupharm filed its statement of grounds for appeal with the Higher Regional Court of Stuttgart. Adjupharm appeals against the fact that the directors of Stroakmont & Atton were not sentenced to pay jointly and severally together with Stroakmont & Atton as a result of fraud. Since they concluded the purchase agreement with Adjupharm in the name of Stroakmont & Atton and there is indication that they did not intend to pay the purchase price from the very beginning, this could be considered to be fraudulent inducement, for which they would be personally liable.

Stroakmont & Atton appeals against the judgement and request to reject the payment claim. Furthermore, they appeal against the prohibition of the set-off. Stroakmont & Atton are of the opinion that there is no such prohibition, and they want to include their alleged counterclaims in the proceedings and to receive a decision for their counterclaim by the court in Stuttgart.

So far, there have not been any instructions from the Court of Appeal and no oral hearing was held yet. It is not yet possible to estimate the outcome of the appeal proceedings at this early stage in the process.

At this stage, the Company management cannot assess its ability to collect the payment awarded in the Judgment and the chances of the claim advancing or the potential outcome of the Appeal.

UNICLARO GMBH VS. ADJUPHARM

On December 22, 2022, Uniclaro GmbH filed a statement of claim against Adjupharm with the district court in Hamburg. According to the statement of claim, Uniclaro GmbH is (“Uniclaro”) claiming the payment of the amount of EUR 1,046,010 (including VAT) in exchange for 300,000 Covid-19 rapid.

Uniclaro alleges in this lawsuit that Adjupharm purchased 4.3 million Covid-19 rapid tests of the brand "Clongene" from Uniclaro. Furthermore, Uniclaro claims that the order was placed verbally on 23.03.2021 and that Adjupharm has already paid for a portion of these tests and received them, but not yet the entire 4.3 million tests. They reserve the right to extend the lawsuit for a further amount (which they did not specify).

According to Uniclaro's statement of claim the lawsuit does not concern the same purchase price and the same Covid-19 rapid tests as in the Stroakmont & Atton Claim mentioned above. On 23 February 2023, the Company provided its statement of defense to the court. The statement of defense contains similar arguments to reject the allegations in this respect as in the court proceedings in Stuttgart about the counterclaims.  Adjupharm rejected the claim stating that it did not purchase such an amount if Covid-19 rapid tests, but only small portions on a case-by-case-basis and according to the available cash flow.

On February 14, 2024, a court hearing took place before the district court of Hamburg, at which the court also took evidence. The court first heard the managing directors of Unclaro and Adjupharm. They commented on the events of March 23, 2021 and the alleged purchase. The statements of all managing directors differed from each other. Afterwards, the witness Francesco Bisceglia, who holds the position of Sales Director at Adjupharm, was also heard. His statement also partially deviated from the statements of all managing directors, but overall, the witness basically testified that the company did not purchase 4.3 million Clungene Tests in the meeting of 23. March 2021. The transcript of the hearing is still pending.

The court provided the parties a deadline until March 27, 2024, to evaluate the statements of the managing directors and the testimony of the witness and to deliver to the court a summary of the factual and legal situation after the court hearing. The court will announce its decision for further proceedings or its judgment on April 24, 2024.

The burden of proof for the question whether or not the Company has purchased 4.3 million Clungene Tests is borne by Uniclaro. After reviewing the written statements of the parties, the court will evaluate the testimony and all the statements of the managing directors. The court will then decide about the further proceedings. If, due to the fact that the statements of the managing directors and the witness are controversial, the court will not be able to determine whether a purchase agreement was concluded or not, it is more likely than not that the claim will be dismissed. However, it cannot be excluded that the court will conduct further investigations of further witnesses.

At this stage, the Company management cannot assess the chances of the claim advancing or the potential outcome of this these proceedings.

PROCEEDINGS UNDER CCAA

See "EXECUTIVE SUMMARY - OVERVIEW – CURRENT OPERATIONS IN ISRAEL AND GERMANY" for a summary of the CCAA Proceedings.

Court materials filed in connection with Trichome's CCAA Proceedings can be found at https://www.ksvadvisory.com/insolvency-cases/case/trichome.

THE REGIONAL LABOR COURT - TEL AVIV (BAT YAM) 17419-04-23

On May 10, 2023, IMC Holdings received a notice that a former employee has recently filed a claim with The Regional Labor Court - Tel Aviv against 3 companies, including IMC Holdings. The nature and details of the claim are still in the preliminary stages, and IMC Holdings is actively working to comprehend the full scope of the allegations.

A preliminary hearing is set for May 6, 2024, before the esteemed Honorable Judge Karin Liber-Levin at the The Regional Labor Court - Tel Aviv (Bat Yam).

At this stage, the Company management cannot accurately assess the potential outcome of the claims or the likelihood of the claims progressing further.

ONTARIO SUPERIOR COURT OF JUSTICE IN CANADA – STATEMENT OF CLAIM

On November 17, 2023, the Company received a copy of a Statement of Claim that was filed in the Ontario Superior Court of Justice in Canada by 35 Oak Holdings Ltd., MW Investments Ltd., 35 Oak Street Developments Ltd., Michael Wiener, Kevin Weiner, William Weiner, Lily Ann Goldstein-Weiner, in their capacity as trustees of the Weiner Family Foundation (collectively the "MYM Shareholder Plaintiffs") against the Company and its board of directors, Board and officers, (collectively, the "MYM Defendants").

MYM Shareholder Plaintiffs claims that the MYM Defendants made misrepresentations in its disclosures prior to the Company's transaction with MYM in 2021. The MYM Shareholder Plaintiffs are claiming damages that amount to approximately $15,000 and aggravated, exemplary and punitive damages in the amount of $1,000.

The Company has reviewed the complaint and believes that the allegations are without merit.

The Company, together with some of the Defendants brought, on February 22, 2024, a preliminary motion to strike out several significant parts of the claim (the "Motion") The Motion has not been scheduled by the court.

At this time, the Company's management is of the view that the Motion has merit and is likely to succeed in at least narrowing the scope of the claim against the Company, and that it may also result in certain of the claims against individuals being dismissed altogether, and if not dismissed narrowed in scope and complexity.

The Company plans to vigorously defend itself against the allegations. At this stage, the Company management cannot assess the chances of the claim advancing or the potential outcome of this these proceedings.

OFF-BALANCE SHEET ARRANGEMENTS

IM Cannabis had no off-balance sheet arrangements as of December 31, 2023.

TRANSACTIONS WITH RELATED PARTIES

Transactions with related parties mainly includes enterprises owned by directors or major shareholders and enterprises that have a member of key management in common with us. All of the transactions have been reviewed and approved by the Board or another independent committee of the board.

•
On April 2, 2019, IMC Holdings and Focus entered into an option agreement (the “Focus Agreement”) pursuant to which IMC Holdings acquired an option to purchase, at its sole discretion and in compliance with Israeli cannabis regulation, all of the ordinary shares held by Messrs. Shuster and Gabay held in Focus at a price equal to NIS 765.67 per ordinary share until April 2029. On November 30, 2023, IMC Holdings sent a request letter to approve IMC Holding’s exercise of the option and on February 25, 2024, IMCA's approval was obtained. Effective February 27, 2024, IMC Holdings acquired 74% of the ordinary shares of Focus.

•
The Company is a party to Indemnification Agreement with certain directors and officers of the Company and Trichome to cover certain tax liabilities, interest and penalties arising from the Trichome Transaction. See “Risk Factors - Tax Remittance” section of the MD&A.

•
On August 5, 2022, the Company sold the wholly owned subsidiary of TJAC, Sublime, to a group of purchasers that included current and former members of the Sublime management team for aggregate proceeds of $100 less working capital adjustments, for a final net purchase price of $89. The transaction constituted a “related party transaction” within the meaning of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions (“MI 61-101”), however pursuant to Sections 5.5(a) and 5.7(1)(a) of MI 61-101, the transaction is exempt from the formal valuation and minority shareholder approval requirements of such instrument.

•
The Stalking Horse Purchase Agreement constituted a related party transaction as L5 is an entity controlled by Marc Lustig, who is a director of Trichome and the Executive Chairman of the Board. On March 8, 2023, the Company announced that the SISP approved by the Ontario Superior Court of Justice (Commercial List) did not result in any bids for the going-concern business of Trichome; however, L5 advised that it would not complete the proposed transaction contemplated by the Stalking Horse Share Purchase Agreement.

•
On August 19, 2022, the Company announced a non-brokered private placement offering of Common Shares (the “2022 Private Placement”) for aggregate gross proceeds of up to US$5,000 led by the Company’s management and executive team. The first and second tranche of which closed on August 24, 2022 and October 5, 2022, respectively. Insiders of the Company, led by the CEO and Director, and the Company’s former CFO, Shai Shemesh, subscribed for 1,563,496 Common Shares for aggregate proceeds of US$782 in the first tranche of the 2022 Private Placement, and the Executive Chairman of the Company, subscribed for 1,112,504 Common Shares for aggregate proceeds of US$556 in the second tranche of the 2022 Private Placement. As a result of the participation by the CEO, CFO and Executive Chairman, the 2022 Private Placement was considered a “related party transaction” pursuant to MI 61-101. The Company relied on Sections 5.5(a) and 5.7(1)(a) of MI 61-101 for exemptions from the requirements to obtain a formal valuation and minority shareholder approval, respectively, because the fair market value of the insiders’ participation in the 2022 Private Placement was below 25% of the Company’s market capitalization for purposes of MI 61-101.

•
On January 16, 2023, the Company announced the closing of the first tranche of the Concurrent Offering comprised of an aggregate of 1,159,999 Units for aggregate gross proceeds of US$1,500. The Concurrent Offering was led by insiders of the Company. The units offered under the Concurrent Offering were sold under similar terms as the Life Offering.

•
On January 20, 2023, the Company closed the second tranche of the LIFE Offering comprised of 102,152 Units for an aggregate subscription price of approximately US$128. The second tranche of the LIFE Offering was comprised of a single subscription by the Executive Chairman of the Company whose subscription price was satisfied by the settlement of approximately US$128 in debt owed by the Company to him for certain consulting services previously rendered to the Company.

•
On February 16, 2023, the Company closed the fifth and final tranche of the LIFE Offering. A non-independent director of the Company subscribed for 29,548 Units in the fifth tranche at an aggregate subscription price of US$36,935. Marc Lustig’s subscription price was satisfied by the settlement of US$37 in debt owed by the Company to the director for certain consulting services previously rendered by the director to the Company.

The participation by Company’s insiders in each of the Concurrent Offering and the LIFE Offering constituted “related party transactions” pursuant to MI 61-101. The Company relied on Sections 5.5(a) and 5.7(1)(a) of MI 61-101 for exemptions from the requirements to obtain a formal valuation and minority shareholder approval, respectively, because the fair market value of the insiders’ participation in the Concurrent Offering and the LIFE Offering, as applicable, was below 25% of the Company’s market capitalization for the purposes of MI 61-101.

•
Pursuant to the consulting agreement between the Company and L5 Capital, the Company issued 50,414 Common Shares as a result of the vested RSUs according to the agreed vesting schedule. The Common Shares were issued on May 5, 2023. In July 24, 2023, an additional 4,585 Common Shares were issued as a result of the vested RSUs according to the agreed vesting schedule.

•
On October 12, 2023, Oren Shuster, the CEO loaned an amount of NIS 500 thousand (approximately $170) to IMC Holdings. The participation of the CEO constituted a “related party transaction”, as such term is defined in MI 61-101 and would require the Company to receive minority shareholder approval for and obtain a formal valuation for the subject matter of, the transaction in accordance with MI 61-101, prior to the completion of such transaction. However, in completing the loan, the Company has relied on exemptions from the formal valuation and minority shareholder approval requirements of MI 61-101, in each case on the basis that the fair market value of the CEO’s loan did not exceed 25% of the market capitalization of the Company, as determined in accordance with MI 61-101. For further information please see "SUBSEQUENT EVENTS – Short -Term Loan Agreement".

Other than the aforesaid transactions noted above, the Company had no other transactions with related parties outside of the Group except those pertaining to transactions with key management personnel and shareholders in the ordinary course of their employment or directorship.

PROPOSED TRANSACTIONS

There are no proposed transactions as at the date of this MD&A that have not been disclosed.

CRITICAL ACCOUNTING POLICIES

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board ("IASB"). The Group's financial statements have been prepared on a cost basis, except for:

-          Financial instruments which are presented at fair value through profit or loss.

-          Biological assets which are presented at fair value less cost to sell up to the point of harvest.

In the process of applying the significant accounting policies, the Group has made the following judgments which have the most significant effect on the amounts recognized in the financial statements:

Functional currency, presentation currency and foreign currency

The functional currency of the Company is the Canadian dollar ("CAD"). The Group determines the functional currency of each Group entity.

Assets, including fair value adjustments upon acquisition, and liabilities of an investee which is a foreign operation, and of each Group entity for which the functional currency is not the presentation currency are translated at the closing rate at each reporting date. Profit or loss items are translated at average exchange rates for all periods presented. The resulting translation differences are recognized in other comprehensive income (loss). Upon the full or partial disposal of a foreign operation resulting in loss of control in the foreign operation, the cumulative gain (loss) from the foreign operation which had been recognized in other comprehensive income is transferred to profit or loss. Upon the partial disposal of a foreign operation which results in the retention of control in the subsidiary, the relative portion of the amount recognized in other comprehensive income is reattributed to non-controlling interests.

Transactions denominated in foreign currency are recorded upon initial recognition at the exchange rate at the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are translated at each reporting date into the functional currency at the exchange rate at that date. Exchange rate differences, other than those capitalized to qualifying assets or accounted for as hedging transactions in equity, are recognized in profit or loss. Non-monetary assets and liabilities denominated in foreign currency and measured at cost are translated at the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currency and measured at fair value are translated into the functional currency using the exchange rate prevailing at the date when the fair value was determined.

JUDGMENTS

Determining the fair value of share-based payment transactions

The fair value of share-based payment transactions is determined upon initial recognition by an acceptable option pricing model. The inputs to the model include share price, exercise price and assumptions regarding expected volatility, expected life of share option and expected dividend yield.

Variable lease payments that depend on an index:

On the commencement date, the Group uses the index rate prevailing on the commencement date to calculate the future lease payments. For leases in which the Group is the lessee, the aggregate changes in future lease payments resulting from a change in the index are discounted (without a change in the discount rate applicable to the lease liability) and recorded as an adjustment of the lease liability and the right-of-use asset, only when there is a change in the cash flows resulting from the change in the index (that is, when the adjustment to the lease payments takes effect).

ESTIMATES AND ASSUMPTIONS

The preparation of the financial statements requires management to make estimates and assumptions that influence the application of the accounting policies and on the reported amounts of assets, liabilities, revenues, and expenses. Changes in accounting estimates are reported in the period of the change in estimate.

The key assumptions made in the financial statements concerning uncertainties at the reporting date and the critical estimates computed by the Group that may result in a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

ASSESSMENT OF GOING CONCERN

The use of the going concern basis of preparation of the financial statements. At each reporting period, management assesses the basis of preparation of the financial statements. The going concern basis of presentation assumes that the Company will continue its operations for the foreseeable future and be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

The Group’s current operating budget includes various assumptions concerning the level and timing of cash receipts from sales and cash outlays for operating expenses and capital expenditures. Restructuring Plans and actions taken in 2022 and in 2023. The Company’s board of directors approved on year 2023 a cost saving plan, to allow the Company to continue its operations and meet its cash obligations. The cost saving plan consists of cost reduction due to efficiencies and synergies, which include mainly the following steps: discontinued operations of loss-making activities, reduction in payroll and headcount, reduction in compensation paid to key management personnel (including layoffs of key executives), operational efficiencies and reduced capital expenditures. On year 2024, the company will work for fund and/or debt raising and will continue with cost savings effort as well as increased efficiency.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

BIOLOGICAL ASSETS

The Group’s biological assets consist of cannabis plants. The Group capitalizes the direct and indirect costs incurred related to the biological transformation of the biological assets between the point of initial recognition and the point of harvest. The direct and indirect costs of biological assets are determined using an approach similar to the capitalization criteria outlined in IAS 2, Inventory. These costs include the direct cost of planting and growing materials as well as other indirect costs such as utilities and supplies used in the cultivation process. Indirect labor for individuals involved in the cultivation and quality control process is also included, as well as depreciation on growing equipment and overhead costs such as rent to the extent it is associated with the growing space. All direct and indirect costs of biological assets are capitalized as they are incurred, and they are all subsequently recorded within the line item cost of revenues on the Group’s statements of profit or loss and other comprehensive income in the period that the related product is sold. The Group then measures the biological assets at fair value less cost to sell up to the point of harvest, which becomes the basis for the cost of inventory after harvest. The fair value is determined using a model which estimates the expected harvest yield in grams for plants currently being cultivated, and then adjusts that amount for the expected selling price per gram and also for any additional costs to be incurred (e.g., post-harvest costs). The net unrealized gains or losses arising from changes in fair value less cost to sell during the period are included in the gross profit for the related period and are recorded in a separate line on the face of the Group’s statements of profit or loss and other comprehensive income. Determination of the fair values of the biological assets requires the Group to make assumptions about how market participants assign fair values to these assets. These assumptions primarily relate to the level of effort required to bring the cannabis up to the point of harvest, costs to convert the harvested cannabis to finished goods, sales price, risk of loss, expected future yields from the cannabis plants and estimating values during the growth cycle. The Group accretes fair value on a straight-line basis according to stage of growth (e.g., a cannabis plant that is 50% through its growing cycle would be ascribed approximately 50% of its harvest date expected fair value, subject to wastage adjustments).

The fair value of biological assets is categorized within Level 3 of the fair value hierarchy. For the inputs and assumptions used in determining the fair value of biological assets. The Group’s estimates are, by their nature, subject to change and differences from the anticipated yield will be reflected in the gain or loss on biological assets in future periods.

As of December 31, 2022 and 2023, the Company does not hold biological assets.

BUSINESS COMBINATIONS AND GOODWILL

Business combinations are accounted for by applying the acquisition method. The cost of the acquisition is measured at the fair value of the consideration transferred on the acquisition date with the addition of non-controlling interests in the acquiree. In each business combination, the Company chooses whether to measure the non-controlling interests in the acquiree based on their fair value on the acquisition date or at their proportionate share in the fair value of the acquiree's net identifiable assets. Direct acquisition costs are carried to the statement of profit or loss as incurred.

In a business combination achieved in stages, equity interests in the acquiree that had been held by the acquirer prior to obtaining control are measured at the acquisition date fair value while recognizing a gain or loss resulting from the revaluation of the prior investment on the date of achieving control. Contingent consideration is recognized at fair value on the acquisition date and classified as a financial asset or liability in accordance with IFRS 9. Subsequent changes in the fair value of the contingent consideration are recognized in profit or loss. If the contingent consideration is classified as an equity instrument, it is measured at fair value on the acquisition date without subsequent remeasurement.

Goodwill is initially measured at cost which represents the excess of the acquisition consideration and the amount of non-controlling interests over the net identifiable assets acquired and liabilities assumed. If the resulting amount is negative, the acquirer recognizes the resulting gain on the acquisition date.

IMPAIRMENT OF FINANCIAL ASSETS

The Group evaluates at the end of each reporting period the loss allowance for financial debt instruments measured at amortized cost. The Group has short-term financial assets, principally trade receivables, in respect of which the Group applies a simplified approach and measures the loss allowance in an amount equal to the lifetime expected credit losses. The impairment loss, if any, is recognized in profit or loss with a corresponding allowance that is offset from the carrying amount of the assets.

IMPAIRMENT OF NON-FINANCIAL ASSETS

The Group evaluates the need to record an impairment of non-financial assets whenever events or changes in circumstances indicate that the carrying amount is not recoverable. If the carrying amount of non-financial assets exceeds their recoverable amount, the assets are reduced to their recoverable amount. The recoverable amount is the higher of fair value less costs of sale and value in use. In measuring value in use, the expected future cash flows are discounted using a pre-tax discount rate that reflects the risks specific to the asset. The recoverable amount of an asset that does not generate independent cash flows is determined for the cash-generating unit to which the asset belongs. Impairment losses are recognized in profit or loss. An impairment loss of an asset, other than goodwill, is reversed only if there have been changes in the estimates used to determine the asset's recoverable amount since the last impairment loss was recognized. Reversal of an impairment loss, as above, shall not be increased above the lower of the carrying amount that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years and its recoverable amount. The reversal of impairment loss of an asset presented at cost is recognized in profit or loss.

The following criteria are applied in assessing impairment of these specific assets:

The Group reviews goodwill for impairment once a year, on December 31, or more frequently if events or changes in circumstances indicate that there is an impairment.

Goodwill is tested for impairment by assessing the recoverable amount of the cash-generating unit (or group of cash-generating units) to which the goodwill has been allocated. The Company identified the operations in Israel, Canada, and Europe as three separate cash-generating units.

An impairment loss is recognized if the recoverable amount of the cash-generating unit (or group of cash-generating units) to which goodwill has been allocated is less than the carrying amount of the cash-generating unit (or group of cash-generating units). Any impairment loss is allocated first to goodwill. Impairment losses recognized for goodwill cannot be reversed in subsequent periods.

LEGAL CLAIMS

A provision for claims is recognized when the Group has a present legal or constructive obligation as a result of a past event, it is more likely than not that an outflow of resources embodying economic benefits will be required by the Group to settle the obligation and a reliable estimate can be made of the amount of the obligation.

PUT OPTION GRANTED TO NON-CONTROLLING INTERESTS

When the Group grants non-controlling interests a put option, the non-controlling interests are classified as a financial liability and are not accorded their share in the subsidiary's earnings. At each reporting date, the financial liability is measured on the basis of the estimated present value of the consideration to be transferred upon the exercise of the put option / based on the fair value of the consideration. Changes in the amount of the liability are recorded in profit or loss.

DEFERRED TAX

Deferred taxes are computed in respect of temporary differences between the carrying amounts in the financial statements and the amounts attributed for tax purposes. Deferred taxes are measured at the tax rate that is expected to apply when the asset is realized or the liability is settled, based on tax laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is not probable that they will be utilized. Deductible carry forward losses and temporary differences for which deferred tax assets had not been recognized are reviewed at each reporting date and a respective deferred tax asset is recognized to the extent that their utilization is probable.

Deferred taxes in respect of investment property that is held with the objective of recovering substantially all of the economic benefits embedded in the investment property through sale and not through use are measured in accordance with the expected manner of recovery of the base asset, on the basis of sale rather than use.

When the Company owns an investment in a single property company and the manner in which the Company expects to dispose of the investment is by selling the shares of the property company rather than by selling the property itself, the Company recognizes deferred taxes for both inside temporary differences arising from the difference between the carrying amount of the property and its tax basis, and for outside temporary differences arising from the difference between the tax basis of the investment and the Company's carrying amount of the net assets of the investment in the consolidated financial statements. Taxes that would apply in the event of the disposal of investments in investees have not been considered in computing deferred taxes, if the disposal of the investments in investees is not probable in the foreseeable future. Also, deferred taxes that would apply in the event of distribution of earnings by investees as dividends have not been considered in computing deferred taxes, since the distribution of dividends does not involve an additional tax liability or since it is the Company's policy not to initiate distribution of dividends from a subsidiary that would trigger an additional tax liability. Taxes on income that relate to distributions of an equity instrument and to transaction costs of an equity transaction are accounted for pursuant to IAS 12.  Deferred taxes are offset if there is a legally enforceable right to offset a current tax asset against a current tax liability and the deferred taxes relate to the same taxpayer and the same taxation authority.

SHARE-BASED PAYMENTS

The Company uses the Black-Scholes option pricing model in determining the fair value of Options issued to employees. In estimating fair value, the Company is required to make certain assumptions and estimates such as the expected life of the options, volatility of the Company’s future share price, the risk-free rate, future dividend yields and estimated forfeiture rates at the initial grant date.

ESTIMATED USEFUL LIVES AND DEPRECIATION/AMORTIZATION OF PROPERTY AND EQUIPMENT, AS WELL AS INTANGIBLE ASSETS

Property, plant and equipment are measured at cost, including directly attributable costs, less accumulated depreciation, accumulated impairment losses and excluding day-to-day servicing expenses. Cost includes spare parts and auxiliary equipment that are used in connection with plant and equipment.  A part of an item of property, plant and equipment with a cost that is significant in relation to the total cost of the item is depreciated separately using the component method.

Depreciation of property, plant and equipment is dependent upon estimates of useful lives and residual values which are determined through the exercise of judgement and calculated on a straight-line basis over the useful lives of the assets at annual rates.

LEASES

Judgment is used in determining the value of the Company’s right-of-use assets and lease liabilities. The value determined for the Company’s right-of-use assets and lease liabilities can be materially different based on the discount rate selected to present value the future lease payments as well as the likelihood of the Company exercising extensions, termination, and/or purchase options. The discount rate used to present value the future lease payments over the life of the lease is based on the Company’s incremental borrowing rate at inception of the lease. This rate is determined by the Company using judgment.

In determining the value of the Company’s right-of-use assets and lease liabilities, the Company assesses future business plans to determine whether to include certain extension options noted in the lease agreement.

If there is no interest rate implicit in the lease agreement, the Company uses a discount rate that would be charged to a similar borrower, with similar risk characteristics, in a mortgage loan to purchase the leased facility. This discount rate is used to present value the future lease payments in determining the right-of-use asset and lease liability values at inception of the leases.

DETERMINING THE FAIR VALUE OF AN UNQUOTED FINANCIAL ASSETS AND LIABILITIES

The fair value of unquoted financial assets in Level 3 of the fair value hierarchy is determined using valuation techniques, generally using future cash flows discounted at current rates applicable for items with similar terms and risk characteristics. changes in estimated future cash flows and estimated discount rates, after consideration of risks such as liquidity risk, credit risk and volatility, are liable to affect the fair value of these assets.

REVENUE RECOGNITION

Revenue from contracts with customers is recognized when the control over the goods or services is transferred to the customer. The transaction price is the amount of the consideration that is expected to be received based on the contract terms, excluding amounts collected on behalf of third parties (such as taxes). In determining the amount of revenue from contracts with customers, the Group evaluates whether it is a principal or an agent in the arrangement. The Group is a principal when the Group controls the promised goods or services before transferring them to the customer. In these circumstances, the Group recognizes revenue for the gross amount of the consideration. When the Group is an agent, it recognizes revenue for the net amount of the consideration, after deducting the amount due to the principal.

REVENUE FROM THE SALE OF GOODS

Revenue from the sale of cannabis products is generally recognized at a point in time when control over the goods have been transferred to the customer. Payment is typically due prior to or upon delivery and revenue is recognized upon the satisfaction of the performance obligation. The Group satisfies its performance obligation and transfers control upon delivery and acceptance by the customer.

Variable consideration:

The Group determines the transaction price separately for each contract with a customer. When exercising this judgment, the Group evaluates the effect of each variable amount in the contract, taking into consideration discounts, penalties, variations, claims, and non-cash consideration. In determining the effect of the variable consideration, the Group normally uses the "most likely amount" method described in the Standard. Pursuant to this method, the amount of the consideration is determined as the single most likely amount in the range of possible consideration amounts in the contract. According to the Standard, variable consideration is included in the transaction price only to the extent that it is highly probable that a significant reversal in the amount of revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

Bill-and-hold arrangements:

Due to strict regulations of security, storage and handling large quantities of cannabis products, the Group's customers may request the Group to retain physical possession of a sold product until it is delivered to the customer at a future point in time. Revenue from bill-and-hold sales is recognized before the product is physically delivered to the customer when all of the following criteria are met:

a)	The reason for the bill-and-hold arrangement is substantive (for example, the customer has requested the arrangement);
b)	The product is identified separately as belonging to the customer;
c)	The product currently is ready for physical delivery to the customer;
d)	The Group does not have the ability to use the product by selling it or delivering it to another customer.

CHANGES IN ACCOUNTING POLICIES INCLUDING INITIAL ADOPTION

a.	Amendments to IAS 21, "The Effects of Changes in Foreign Exchange Rates":

In August 2023, the IASB issued "Amendments to IAS 21: Lack of Exchangeability (Amendments to IAS 21, "The Effects of Changes in Foreign Exchange Rates")" ("the Amendments") to clarify how an entity should assess whether a currency is exchangeable and how it should measure and determine a spot exchange rate when exchangeability is lacking.

The Amendments set out the requirements for determining the spot exchange rate when a currency lacks exchangeability. The Amendments require disclosure of information that will enable users of financial statements to understand how a currency not being exchangeable affects or is expected to affect the entity's financial performance, financial position and cash flows.

The Amendments apply for annual reporting periods beginning on or after January 1, 2025. Earlier adoption is permitted, in which case, an entity is required to disclose that fact. When applying the Amendments, an entity should not restate comparative information. Instead, if the foreign currency is not exchangeable at the beginning of the annual reporting period in which the Amendments are first applied (the initial application date), the entity should translate affected assets, liabilities and equity as required by the Amendments and recognize the differences as of the initial application date as an adjustment to the opening balance of retained earnings and/or to the foreign currency translation reserve, as required by the Amendments .

The Company believes that the Amendments are not expected to have a material impact on its consolidated financial statements.

FINANCIAL INSTRUMENTS

Financial instruments are measured either at fair value or at amortized cost. The table below lists the valuation methods used to determine fair value of each financial instrument.

Financial Instruments Measured at Fair Value	Fair Value Method

Derivative assets[1]	Black & Scholes model (Level 3 category)
Warrants liability[1]	Black & Scholes model (Level 3 category)
Investment in affiliates	Market comparable (Level 3 category)

Financial Instruments Measured at Amortized Cost
Cash and cash equivalents, trade receivables and other account receivables	Carrying amount (approximates fair value due to short-term nature)
Loans receivable	Amortized cost (effective interest method)
Trade payables, other accounts payable and accrued expenses	Carrying amount (approximates fair value due to short-term nature)

Note:

1.
Finance expense (income) include fair value adjustment of warrants, investments, and derivative assets measured at fair value, for the twelve months ended December 31, 2023 and 2022, amounted to $6,955 and $6,014, respectively.

The warrants fair value for December 31, 2023 was measured using the Black & Scholes model with the following key assumptions:

	Issue date
	May 2023	February 2023	May 2021

Expected volatility	48.43%	48.43%	48.43%
Share price (Canadian Dollar)	0.48	0.48	0.48
Expected life (in years)	2.342	2.096	2.342
Risk-free interest rate	4.12%	4.12%	4.12%
Expected dividend yield	0%	0%	0%
Fair value:
Per Warrant (Canadian Dollar)	$0.009	$0.006	$0
Total Warrants (Canadian Dollar in thousands)	$5	$33	$0

The Group’s exposure to risk for its use of financial instruments are discussed in the Risk Factors.

PROCEDURES AND INTERNAL CONTROL OVER FINANCIAL REPORTING

In accordance with National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings (“NI 52-109”) and Rule 13a-15 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), the establishment and maintenance of the Company’s disclosure controls and procedures (“DC&P”) and internal control over financial reporting (“ICFR”) is the responsibility of management.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with applicable IFRS. Internal control over financial reporting should include those policies and procedures that establish the following:

●	maintenance of records in reasonable detail, that accurately and fairly reflect the transactions and dispositions of assets;

●	reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with applicable IFRS;

●	receipts and expenditures are only being made in accordance with authorizations of management or the Board; and

●	reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial instruments.

NI 52-109 requires the CEO and CFO to certify that they are responsible for establishing and maintaining DC&P and ICFR for the Company and have concluded that as at December 31, 2023, those internal controls have been designed and are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS.

The Company maintains a set of DC&P designed to provide reasonable assurance that information required to be publicly disclosed is recorded, processed, summarized and reported on a timely basis. As required by NI 52-109 and Exchange Act Rule 13a-15(b), an evaluation of the design and operation of our DC&P was completed as of December 31, 2023 under the supervision and with the participation of management, including our CEO and CFO using the criteria set forth in the Internal Control - Integrated Framework (2013), issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon this evaluation, our CEO and CFO concluded that as at December 31, 2023, the Company’s DC&P and ICFR were effective.

There have been no changes to the Company’s ICFR during the twelve months ended December 31, 2023 that have materially affected, or are likely to materially affect, the Company’s ICFR.

LIMITATIONS OF DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company’s management, including the CEO and CFO, believe that due to inherent limitations, any DC&P or ICFR, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that any design will not succeed in achieving its stated goals under all potential future conditions. Accordingly, because of the inherent limitations in a cost- effective control system, misstatements due to error or fraud may occur and not be detected. Additionally, management is required to use judgment in evaluating controls and procedures.

LIMITATION ON SCOPE OF DESIGN

In accordance with Section 3.3 of National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings (“NI 52-109”), the Company has limited the design of its DC&P and ICFR to exclude the controls, policies and procedures of Oranim Plus (the “Excluded Entity”), acquired by the Company or by one of it subsidiaries within 365 days of the end of the period ended December 31, 2023.

As of December 31, 2023, the Company has implemented its DC&P AND ICFR in all of its subsidiaries.

LEGAL AND REGULATORY

RESTRUCTURING

Current Israeli law requires prior approval by the IMCA, a unit of the MOH, of the identity of any shareholder owning 5% or more of an Israeli company licensed by the IMCA to engage in cannabis-related activities in Israel. For a number of reasons, including the opportunity to leverage a network of multiple Israeli licensed producers cultivating under the IMC brand, and in contemplation of a “go-public transaction” to geographically diversify the Company’s share ownership, IMC Holdings restructured its organization on April 2, 2019 (the “IMC Restructuring”) resulting in the divestiture to Oren Shuster and Rafael Gabay of its interest in Focus, which is licensed by the IMCA to engage in cannabis-related activity in Israel.

IMC Holdings retains an option with Messrs. Shuster and Gabay to re-acquire the sold interest in Focus at its sole discretion and in accordance with Israeli cannabis regulations, within 10 years of the date of the IMC Restructuring (the “Focus Agreement”). The Focus Agreement sets an aggregate exercise price equal to NIS 765.67 per share of Focus for a total consideration of NIS 2,756,500, that being equal to the price paid by Messrs. Shuster and Gabay for the acquired interests in Focus Medical at the time of the IMC Restructuring. On November 30, 2023, IMC Holdings exercised its option to purchase the 74% interest in Focus, held by Oren Shuster and Rafael Gabay by submitting a request to the IMCA, which approved the transaction on February 25, 2024. IMC Holdings will provide all necessary information and filing to the tax authorities according to the applicable law.

As part of the IMC Restructuring, on April 2, 2019, IMC Holdings and Focus entered into an agreement, as amended on January 1, 2021 (the “IP Agreement”), which provides for Focus’s obligation to use the IMC brand for the sale of any cannabis plant and/or cannabis product produced by Focus, either alone or together with other sub-contractors engaged by Focus through the IP Agreement.

Focus is also obligated through a services agreement, as amended on January 1, 2021, (the “Services Agreement”) to use IMC Holdings for certain management and consulting services including: (a) business development services; (b) marketing services; (c) strategic advisory services; (d) locating potential collaborations on a worldwide basis; and (e) financial analysis services through the Services Agreement.

Under the IP Agreement, the parties apply an arm’s length royalty as a percentage of the licensees’ net revenues, on a quarterly basis in accordance with a transfer pricing analysis to be updated from time to time, as consideration for Focus’ use of IMC Holdings’ intellectual property.

Under the Services Agreement, the Parties apply an arm’s length markup on total costs, on a quarterly basis, in accordance with a transfer pricing analysis to be updated from time to time, as consideration for the provision of such services.

ISRAELI MARKET DEVELOPMENT 2013-2024

According to Israeli Ministry of Health, as of February 2024, there are 137,467 medical cannabis licensed patients in Israel. A monthly prescription of 5,332,000 grams of medical cannabis were recorded in February 2024 an increase of 570,000 grams of cannabis from February 2023.3

The chart below reflects the growth in licensed medical cannabis patients in Israel between January 2017 to February 2024.4

3 Israel Ministry of Health – licensed patients’ data as of December 2022   https://www.gov.il/BlobFolder/reports/licenses-status-december-2022/he/subjects_cannabis_docs_licenses-status-december-2022.pdf
4 Ministry of Health – licensed patients’ data as of February 2024 - https://www.gov.il/BlobFolder/reports/licenses-status-february-2024/he/subjects_cannabis_docs_licenses-status-february-2024.pdf

REGULATORY FRAMEWORK IN ISRAEL

In Israel, cannabis is currently defined as a “dangerous drug” according to the Dangerous Drugs Ordinance5 (“DDO”) and the 1961 Single Convention on Narcotic Drugs (“Narcotics Convention”), to which Israel is a signatory. However, both the DDO and the Narcotics Convention allow for the use of cannabis for medical or research purposes under a supervised and controlled regime. The competent regulatory authority in Israel in all matters concerning the oversight, control and regulation of cannabis for medical production, consumption, and research in Israel is the IMCA, established by Government Res. No. 3069.6 The production, distribution and consumption of adult-use recreational cannabis products is currently illegal in Israel.

Patient Medical Consumption

The use of cannabis is allowed for patients and for medical purposes, in respect of certain medical conditions, under a special approval of the MOH. Procedure 1067 of the IMCA sets out a list of medical conditions that are allowed to be treated with medical cannabis products. Such authorized medical conditions are examined and updated from time to time, and include, among others, cancer, pain, nausea, seizures, muscle spasms, epilepsy, Tourette syndrome, multiple sclerosis, amyotrophic lateral sclerosis, and post-traumatic stress disorder.

Licensing and Authorization for Commercial Activities in the Medical Cannabis Field

In December 2017, the IMCA issued regulations that standardized the licensing process for any cannabis related activity (the “Road Map”).8 Pursuant to the Road Map, each operation in the medical cannabis field, including the propagation, cultivation, products manufacturing, storage and distribution to licensed pharmacies, and distribution from licensed pharmacies to licensed patients, requires compliance with the provisions of applicable laws, including the procurement of an appropriate license under the DDO from the IMCA and the maintenance of such license in good standing. Cannabis licenses may not be transferred, exchanged or assigned without the prior approval of the IMCA. The licenses are valid for a period of up to 3 years and can be renewed with the approval of the IMCA only.

The IMCA has issued a set of directives containing procedures and requirements for applicants for cannabis related activity licenses and has authorized certain entities to issue official certificates upon compliance with such directives. These directives include (i) Directive 150 (GSP Standard certification); (ii) Directive 151 (GAP Standard certification); (iii) Directive 152 (GMP Standard certification); and (iv) Directive 153 (GDP Standard certification). Regular and periodic examinations are conducted for licensed entities, in order to ensure compliance with the analytical standards and the level of quality required during each of the phases of production and distribution of medical cannabis.

5 Cannabis is listed in schedule 1 of the Dangerous Drugs Ordinance [New Version], 1973 [ in English]
https://www.health.gov.il/LegislationLibrary/Samim_01_EN.pdf
6 Israeli Government Res. No. 3609 [in Hebrew], August 7th, 2011 https://www.gov.il/he/departments/policies/2011_des3609
7 Ministry of Health Pharmaceutical Division Policy Number 106 – Licenses for Use of Cannabis
https://www.health.gov.il/hozer/CN_106_2019.pdf  (in Hebrew)
8 Directive 107 - Guidelines for the process of licensing the practice of cannabis for medical use, as amended on October 2020 [Hebrew] - https://www.health.gov.il/hozer/CN_107_2019.pdf

Medical Cannabis Imports and Exports

The Narcotics Convention governs the import and export of cannabis between member countries. Since Israel is a member country, any export and import of cannabis is subject to the Narcotic Convention.

In October 2020, the IMCA issued an updated procedure, titled “Guidelines for Approval of Applications for Importation of Dangerous Drug of Cannabis Type for Medical Use and for Research” (“Procedure 109”), describing the application requirements for cannabis import licenses for medical and research purposes. Therefore, each import of medical cannabis is to be approved by the IMCA issuing a specific import permit for each imported shipment, rather than a general license for import. An application for import of medical cannabis can be submitted by an entity licensed by the IMCA for the conduct of medical cannabis related activity. The Israeli government approved the export of pharmaceutical-grade cannabis and cannabis-based products on January 27, 2019,9 and in December 2020, the IMCA published guidelines for the medical cannabis export permit application process.10.

Legalization of Adult-Use Recreational Cannabis and CBD for Non-Medical Purposes in Israel

Currently, adult-use recreational cannabis use in Israel and CBD for non-medical use is illegal. In November 2020, an Israeli government committee responsible for advancing the cannabis market reform published a report supporting and recommending the legalization of adult-use recreational cannabis in Israel. The Israeli parliament dissolved since then without applying the committee’s’ recommendations and all legislative initiatives were suspended. However, the new government, formed on June 13, 2021, declared, and settled in the coalition agreement, its commitment to legalization of adult-use recreational cannabis. Since the formation of the new government, several legislative initiatives were filed, including for the decriminalization of the possession of cannabis for individual recreational adult-use and the legalization of CBD for non-medical use. In February 2022, a Ministry of Health committee contemplated the legality of CBD and published its recommendation that CBD should be excluded from the DDO. The main recommendations of the committee were adopted by the Minister of Health, however, to date, the Minister has not enacted an order directing that CBD be removed from the DDO. On April 1, 2022, new regulations came into force which deemed the previously criminal offences of cannabis possession and use for self-consumption into administrative offences, which do not impact a criminal record, and limited the penalty to a monetary fine only.

Previous Regime and Price Control

Until September 2019, under the previous regime, patients licensed for consumption of medical cannabis products by the IMCA received all of their medical cannabis products authorized under their respective licenses at a fixed monthly price of NIS 370, regardless of each patient’s authorized amount. Since September 2019, under the new regime, licenses to patients were no longer entitling them for such fixed monthly price. However, some medical cannabis patient licenses granted under the previous regime remain valid, entitling their holders to receive medical cannabis products pursuant to the price controls and supplier restrictions of the former regime. All licenses under the previous regime expired in Q1 2022.

9 Directive 4490 [Hebrew] - https://www.gov.il/he/departments/policies/dec4490_2019
10 Directive 110, December 2020 [Hebrew] - https://www.health.gov.il/hozer/CN_110.pdf

Regulatory Reform from Licenses to Prescriptions for Medical Treatment of Cannabis

In August 2022, the MOH published a draft outline of the transition reform from licenses to prescriptions for medical treatment of cannabis (the “Proposed Outline”). On June 13, 2023, the health committee of the Knesset approved The Dangerous Drugs Regulations (Amendment), 2023 (hereinafter referred to as the "Regulations Amendment""), which entail a model change from issuing licenses to prescriptions permits following the publication of the Proposed Outline12. The Regulations Amendment allows accessibility and significant bureaucratic relief for patients. The purpose of the new prescription model (as defined below) is to enable qualified specialist doctors (excluding general practitioner, family physician, internal physician and pediatrician) to write prescriptions for medical cannabis for patients under the supervision of health care providers (widely known as Kupat Holim), without requiring a usage license from the Ministry of Health (hereinafter referred to as "The New Prescription Model").

The main changes in the Regulations Amendment are: (i) any specialized doctor can issue permits without the need for specialized training; (ii) the permits for the use of cannabis will be in the form of prescriptions, and not in the form of licenses from the MOH as the current framework requires; (iii) cannabis products can be sold in any pharmacy, and not only in pharmacies that have received a special permit from the IMCA and a license from the MOH. The Regulations Amendment will come into effect within 180 days from the date of their publication. To the best of the Company's knowledge, the indications approved as part of the Regulations Amendment encompass various conditions, such as oncological diseases, active inflammatory bowel disease, AIDS, Multiple Sclerosis, Parkinson's disease, Tourette syndrome, epilepsy, autism, and dementia.

On December 8, 2023 the Company announced a 3-month delay of the anticipated medical cannabis reform announced by the Israeli ministry of health on August 7, 2023 (the "Reform"). Due to the Israel-Hamas war, the anticipated implementation of the medical cannabis regulatory reform, originally scheduled for December 29, 2023, has been postponed by three months. The new regulations were designed to alleviate many of the stringent restrictions in the sector, thereby enhancing access to medical cannabis for patients.

“Anti-Dumping” investigation into cannabis imports from Canada

A notice on the Israeli Government’s website dated January 18, 2024, was addressed to 10 different Canadian cannabis producers: Village Farms International, Organigram Holdings, Tilray Canada, Hexo Corp (owned by Tilray), The Green Organic Dutchman, Canopy Growth Corporation, SNDL, Cronos Group, Auxly Cannabis Group, Decibel Cannabis, and all the medical cannabis manufacturers in Canada who export their goods to Israel.

The Commissioner for Trade Levies at the Ministry of Economy and Industry, announced by virtue of his authority according to Section 24(d) of the Law on Trade Levies and Defence Measures, 5591 – 1991, of his decision to open an investigation on his own initiative into the export import of cannabis from Canada, after he found that special circumstances of actual damage exist or the probability of actual damage to the local manufacturing industry and a causal link between the imported imports and said damage.

12 [Hebrew] - https://www.gov.il/he/Departments/policies/reform-of-drug-prescription

The notice also included a letter sent to Michael Mancini, the Chief Commercial Counselor with the Embassy of Canada, informing them of the investigation, dated January 15, 2024.

The Ministry of Economy and Industry issued a formal notice to the public to respond to questionnaires regarding the "Anti-Dumping" investigation.

Further to several requests received from the parties and in accordance with section 27(b) of the Law on Trade Levies and Defense Measures, 1991 which states that "The Commissioner may, for special reasons that shall be recorded, extend the period specified in subsection (a) by an additional period that shall not exceed 30 days." (the emphasis is not in the original), the Commissioner decided that special conditions exist for extending the deadline for the submission of the required materials as part of the investigation into the export of medical cannabis to Israel from Canada for 10 days until March 10, 2024, Due to constraints presented by the parties following the "Iron Swords" war, mainly significant delays in the preparation of the materials due to the absence of many workers as part of the extensive recruitment in Israel for the reserve service at this time and due to the unique complexity of the Israeli cannabis market where many players are required to submit data both as producers and importer.

The Company has submitted the relevant questionnaires regarding it's subsidiaries Focus and IMC Pharma, which are included in the investigation and for its subsidiary Rosen High Way.

REGULATORY FRAMEWORK IN GERMANY

On March 10, 2017, the German federal government enacted bill Bundestag- Drucksache 18/8965 – Law amending narcotics and other regulations that amended existing narcotics legislation to recognize cannabis as a form of medicine and allow for the importation and domestic cultivation of medical cannabis products. Under the updated legislation, cannabis is listed in Annex 3 to the Federal Narcotics Act (“BtMG”) as a “marketable narcotic suitable for prescription”. Legalization in Germany applies only to cannabis for medicinal purposes under state control in accordance with the Narcotic Convention. Currently, the production, distribution, exportation and importation of medical cannabis products in Germany is legal, subject to regulations and licensing requirements, while operations involving adult-use recreational cannabis products remain illegal. Nevertheless, current German government has declared in the coalition agreement its intention to open up the German market also in the adult-use recreational market. In October 2022, a key points paper13 on the controlled supply of cannabis to adults for consumption purposes, although a restructuring of the existing regulatory framework on cannabis in general is also discussed, published by the cabinet, which is to be submitted to the European Union Commission for a preliminary legal examination. In this respect, the Federal Government intends to issue a declaration of interpretation with regard to existing international agreements governing the adult-use recreational cannabis usage, and to submit a draft law to the European Union Commission within the framework of a notification. After a long political debate, the German Bundestag approved the federal government's draft law "on the controlled use of cannabis" (BT Drs. 20/870414, BT Drs. 20/876315, BT-Drs. 20/1042616) on Friday, 23 February 2024. It can be assumed that the draft will also be passed without further hurdles in the German Bundesrat at the end of March and will then essentially come into force on 1 April 2024 in accordance with Art. 15 of the draft. Some components of Article 1 of the draft, which deals with so-called consumer cannabis, will not come into force until later (according to Art. 15 para. 2 of the draft, for example, not until 1 July 2024). This also has direct consequences for medicinal cannabis, which is the subject matter of Art. 2 (Medical Cannabis Act - MedCanG) and 3 (BtMG) of the draft. With the entry into force of the draft law, cannabis is no longer a narcotic by definition and is therefore no longer subject to the BtMG. The definition in Annex 3 of the BtMG will be replaced by that in Section 2 MedCanG: "Cannabis for medical purposes: plants, flowers and other parts of plants belonging to the genus Cannabis that are grown for medical purposes under state control in accordance with Articles 23 and 28(1) of the Single Convention on Narcotic Drugs of 1961 of 30 March 1961 (Federal Law Gazette 1973 II p. 1354), as well as delta-9-tetrahydrocannabinol including dronabinol and preparations of all the aforementioned substances". However, the narcotics regulations will be replaced by comparable regulations and authorisations. The Federal Institute for Drugs and Medical Devices (BfArM) will remain responsible for the latter as a higher federal authority. From a regulatory perspective, medicinal cannabis will remain a medicinal product or an active pharmaceutical ingredient even after the amendment of the law, meaning that the requirements under medicinal product law will remain in place. As a result, the marketing of irradiated products will continue to require a marketing authorisation in accordance with the Ordinance on Medicinal Products Treated with Radioactive or Ionising Radiation (AMRadV). Only the narcotics licence pursuant to Section 3 BtMG will be replaced by a new licence pursuant to the Medicinal Cannabis Act (MedCanG) (see Section 1), which, however, largely corresponds to the previous provisions of the BTMG with regard to the application process and general regulations. However, there are the following differences that are new due to the entry into force: Medicinal cannabis no longer has to be stored and transported like a narcotic. The corresponding safety precautions no longer apply, meaning that compliance with the provisions of pharmaceutical law is sufficient. The so-called semi-annual reports will be replaced by annual reports. The requirements for the person responsible for medicinal cannabis are slightly reduced compared to those for narcotics. In future, a prescription will be possible without a prescription for narcotics. A normal prescription will suffice. This is just an overview - you are welcome to comment on this in more detail separately. In order to differentiate, reference is made below to the respective upcoming changes, if relevant at the respective point. However, it is likely to be of great importance that the cultivation of medicinal cannabis based on Section 17 MedCanG is no longer subject to public tenders, but - like the trading licence - is ultimately subject to a two-stage authorisation (at state level with regard to the pharmaceutical regulations and at federal level with regard to the fact that it is medicinal cannabis).

13 https://www.bundesgesundheitsministerium.de/fileadmin/Dateien/3_Downloads/Gesetze_und_Verordnungen/GuV/C/Kabinettvorlage_Eckpunktepapier_Abgabe_Cannabis.pdf (in German language).
14 https://dserver.bundestag.de/btd/20/087/2008704.pdf (in German language).
15 https://dserver.bundestag.de/btd/20/087/2008763.pdf (in German language).
16 https://dserver.bundestag.de/btd/20/104/2010426.pdf (in German language).

Medical cannabis in Germany must comply with the corresponding monographs of the German and European pharmacopoeia. Currently, there are only (non-harmonised) national pharmacopoeial monographs for cannabis flowers (e.g. in the German Pharmacopoeia (Deutsches Arzneibuch (DAB)) and cannabis extracts (DAB) in the EU. The Committee on Herbal Medicinal Products (HMPC) as the European Medicines Agency’s (EMA) committee responsible for compiling and assessing scientific data on herbal substances, preparations and combinations, announced that in view of uniform EU quality requirements (including with respect to import and export of cannabis), further European Pharmacopoeia (Ph. Eur.) Cannabis monographs are in preparation.

The European Pharmacopoeia (Ph. Eur.) Suppl. 11.5 is currently available and contains the new Ph. Eur. Monograph on cannabis flowers and the new Ph. Eur. Monograph on Cannabidiol (CBD). According to the current status, the Ph. Eur. Monograph on Cannabis Flowers will replace the currently existing national monographs (NL, DK, D and CH) from the official implementation date (1 July 2024). However, there are various authorities that only want to refer to this monograph from the official translation into German in Germany. The new monograph on cannabis flowers includes Starting materials for the production of extracts, medicinal products that can be prescribed as such (herbal medicinal products) that are taken by patients by inhalation or oral administration. There are not entirely irrelevant changes compared to the German monograph.

All BtMG permit applications must specify the strains and estimated quantities of medical cannabis involved and any subsequent changes must be reported to the Federal Opium Agency of Germany. The same applies with regard to Sections 7, 8 MedCanG in relation to the future authorisation to trade in medicinal cannabis, although it is now apparent that no expected annual quantities are to be specified. However, it can be assumed that the BfArM will nevertheless enquire about these due to the (albeit somewhat reduced compared to the BtMG) reporting obligations in Sections 16 and 17 MedCanG and the Foreign Narcotics Trade Regulation, which remains applicable (see Section 14 MedCanG).

Unlike cannabis, CBD is not subject to German narcotics laws, unless it is synthetic CBD that has been included as a substance that can be prescribed and marketed in Annex 3 of the BtMG, which may or may not be subject to German drug laws depending on its use and dosage. Annex 1 of the Ordinance on the Prescription of Medicinal Products stipulates that CBD is in principle subject to prescription but does not specify a minimum quantity or a specific dosage form. However, a distinction must be made between consumable products that naturally contain CBD and those that are infused with CBD extract; the European Commission considers the latter to be a type of “food” and has recently indicated that all current novel food applications have at least insufficient data on safety and therefore none of the applications can currently lead to approval. In light of the above, various products containing CBD can be found in the German market. There are currently various court decisions that problematize CBD in food (specifically food supplements) and in cosmetics (specifically: mouth oil). On the one hand, CBD is regarded as a medicinal substance and/or as a novel food subject to authorization and therefore unsuitable for use in a foodstuff, and on the other hand as unsuitable for cosmetic use in the mouth, as CBD would ultimately be consumed in this case (like a foodstuff).

Cultivation in Germany and Distribution of Medical Cannabis Cultivated in Germany

The Federal Opium Agency of Germany’s Federal Institute for Drugs and Medical Devices (“BfArM”) formed a cannabis division (the “Cannabis Agency”) to oversee cultivation, harvesting, processing, quality control, storage, packaging and distribution to wholesalers, pharmacists and manufacturers. The Cannabis Agency also regulates pricing of German-produced medical cannabis products and serves as an intermediary of medical cannabis product sales between manufacturers, wholesalers and pharmacies on a non-profit basis so far. In late 2018, the Cannabis Agency issued a call for tenders to award licenses for local medical cannabis cultivation and distribution of German-cultivated medical cannabis products (the “German Local Tender”). The Cannabis Agency would serve as an intermediary in the supply chain between such cultivation and distribution. In April 2019, three licenses for local cultivation were granted. In consequence three companies in Germany cultivate on behalf of the Cannabis Agency of the BfArM. Each license permitted the holder to grow up to 200kg per year for total production of 2,600kg per year collectively from the 13 cultivation lots and 10,400kg over the four-year license period. In July 2021, the BfArM launched the state sale of cannabis grown in Germany. Since then, pharmacies have been able to purchase medical cannabis in pharmaceutical drug quality for the supply of patients from the BfArM via the portal www.cannabisagentur.de. The sale from the BfArM to pharmacies is at a price of 4.30 euros per gram.

The Cannabis Agency has no influence on the actual retail price of medical cannabis products and is not responsible for the import of medical cannabis products and will therefore neither purchase nor distribute imported medical cannabis products. As a wholesaler, the Cannabis Agency sells German-based medical cannabis products in its own name.

Future Situation:

With the entry into force of the above-mentioned draft, the granting of licences for domestic cultivation is governed by §§ 4 et seq. MedCanG. The previously time-consuming tendering and awarding of contracts for the domestic cultivation of cannabis for medical purposes by the Cannabis Agency and the subsequent purchase and distribution of the domestic harvest yields by the Cannabis Agency from the economic operators determined in the course of the tendering procedure will no longer be necessary in future.

Import volumes and procedures

The current regime permits the importation of cannabis plants and plant parts for medicinal purposes under state control subject to the requirements under the Narcotic Convention, according to which, Germany must estimate the expected demand of medical cannabis products for medical and research purposes for the following year and report such estimates to the International Narcotics Control Board.

As a prerequisite to obtaining a German import license, the supplier must grow and harvest in compliance with EU-GACP-Guidelines and manufacture in compliance with EU-GMP-Guidelines and certifications, or alternatively, it is a pure EU-GACP product and the EU-GMP manufacturing steps then take place in Germany. All medical cannabis products imported to Germany must derive from plant material cultivated in a country whose regulations comply with the Narcotic Convention and must comply with the relevant monographs described in the German and European pharmacopeias. While these requirements also apply to the exportation of medical cannabis products, the current German regime does not allow domestically cultivated medical cannabis products to be directly sold to commercial entities other than the Cannabis Agency.

Dispensing Exclusively via Pharmacies

Medical cannabis products imported pursuant to an import license under the BtMG (and under the MedCanG as well) and AMG permits are sold exclusively to pharmacies for final dispensing to patients on a prescription basis as ‘magistral preparations’, a term used in Europe to refer to medical products prepared in a pharmacy in accordance with a medical prescription for an individual patient. Magistral preparations require certain manufacturing steps in the pharmacy. Such manufacturing steps of the pharmacist typically include the testing and dosing of pre-packaged cannabis inflorescences (typically referred to as “flos”), medical cannabis products for oral administration (dronabinol), medical cannabis products for inhalation upon evaporation, and medical cannabis-infused teas. In addition to magistral preparations, medical cannabis products are also marketable as pre-packaged, licensed drugs (e.g. Sativex®).

NO U.S. CANNABIS-RELATED ACTIVITIES

The Group does not engage in any U.S. cannabis-related activities as defined in Canadian Securities Administrators Staff Notice 51-352 (Revised) – Issuers with U.S. Marijuana-Related Activities.

RISK FACTORS

The Company has implemented risk management governance processes that are led by the Board, with the active participation of management, and updates its assessment of its business risks on an annual basis. Notwithstanding, it is possible that the Company may not be able to foresee all the risks that it may have to face. The market in which IM Cannabis currently competes is complex, competitive and changing rapidly, and its business is subject to risks inherent in a high growth, heavily regulated enterprise, and the Company has identified certain risks pertinent to the Group’s business that may have affected or may affect the Group’s business, financial conditions, results of operations and cash flows, as further described throughout this MD&A and under “Risk Factors” in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023 available on the Company’s profile on SEDAR+ at www.sedarplus.com and on EDGAR at www.sec.gov/edgar (the “Annual Report”). For additional risk factors, readers are directed to the Annual Report. Sometimes new risks emerge, and management may not be able to predict all of them or be able to predict how they may cause actual results to be different from those contained in forward looking statements. Readers of this MD&A should not rely upon forward looking statements as a prediction of future results.

CREDIT RISK

The maximum credit exposure as of December 31, 2023, is the carrying amount of cash and cash equivalents, trade receivables and other current assets. The Group does not have significant credit risk with respect to outstanding trade receivables. All cash and cash equivalents are placed with major Israeli financial institutions.

Loan receivable credit risk is managed by each loan separately according to the Company’s policy, procedures and control relating to the borrower’s credit risk management. At the end of each period, the individual loan values are assessed based on a credit risk analysis.

The expected credit loss analysis is generally based on management’s understanding of the borrower’s experience/integrity, financial health, business plans, capacity, products, customers, contracts, competitive advantages/disadvantages, and other pertinent factors when assessing credit risk. This would also include the assessment of the borrower’s forecasts as well as taking into consideration any security and/or collateral the Company has on the outstanding balance.

LIQUIDITY RISK

As of December 31, 2023, the Group's financial liabilities with liquidity risk consist of trade payables and other accounts payable which have contractual maturity dates within one year, bank loans and, checks receivables and lease liabilities. The Group manages its liquidity risk by reviewing its capital requirements on an ongoing basis. Based on the Group's working capital position at December 31, 2023, management considers liquidity risk to be high.

CURRENCY RATE RISK

As of December 31, 2023, a portion of the Company's financial assets and liabilities held in Euro, NIS and USD consist of cash and cash equivalents in the amount of EUR 278 thousand (approximately $407), NIS 3,698 thousand (approximately $1,350), USD 15 thousand (approximately $20), respectively. The Company's objective in managing its foreign currency risk is to minimize its net exposure to foreign currency cash flows by transacting, to the greatest extent possible, with third parties in NIS. The Company does not currently use foreign exchange contracts to hedge its exposure of its foreign currency cash flows as management has determined that this risk is not significant at this point of time.

SHARE PRICE RISK

The Group's investments in unlisted shares are sensitive to market price risk arising from uncertainties about future value of these investments. The Group manages the price risk through diversification and by placing limits on individual and total investment in shares. The Company's Board of directors reviews and approves all decisions related to investments in shares. At the reporting date, the Group's exposure to investments in unlisted shares measured at fair value was $2,285.

TAX REMITTANCE

The Company is subject to the provisions of the ITA12 and to review by CRA13. The Company files its annual tax compliance based on its interpretation of the ITA and CRA’s guidance. There is no certainty that the returns and tax position of the Company will be accepted by CRA as filed. Any difference between the Company’s tax filings and CRA’s final assessment could impact the Company’s results and financial position.

There can be no assurance that income tax laws or the interpretation thereof in any of the jurisdictions in which the Company operates will not be changed or interpreted or administered in a manner which adversely affects the Company and its shareholders. In addition, there is no assurance that CRA will agree with the manner in which the Company calculates taxes payable or that any of the other tax agencies will not change their administrative practices to the detriment of the Company or its shareholders.

By Notice of Assessment for Excise Tax dated October 23, 2023 and covering the period January 1, 2020 to December 31, 2020, the Company was assessed tax on insurance of $198,687.57, arrears interest of $36,248.62 and a failure to file penalty of $7,947.49 (collectively, the “2020 Assessment”).

By Notice of Assessment for Excise Tax dated October 23, 2023 and covering the period January 1, 2021 to December 31, 2021, the Company was assessed excise tax on insurance of $72,944.92, arrears interest of $1,533.75 and a failure to file penalty of $499.48 (collectively, the “2021 Assessment”).

If a person files a Notice of Objection (Excise Tax Act), the CRA cannot take collection action on amounts in dispute until 90 days after the Notice of Decision is sent to that person.  However, interest and penalty continue to accrue on any amount owing.

On November 29, 2023, the Company filed Notices of Objection (Excise Tax Act) to the 2020 Assessment and the 2021 Assessment.  Therefore, the CRA cannot take collection action on the amounts noted above until 90 days after Notices of Decision are sent to the Company.

The Company assess the filed Notices of Objection (Excise Tax Act) to be low to medium complexity.  The CRA is currently taking roughly 150 to 300 days to issue a Notice of Decision in respect of a low to medium complexity Notice of Objection (Excise Tax Act).

The Company assess that it is reasonably possible the Notices of Objection (Excise Tax Act) filed by IM Cannabis Corp. will lead to the 2020 Assessment and 2021 Assessment being vacated.

CONSOLIDATION OF CERTAIN FINANCIAL RESULTS UNDER IFRS 10 AND MAINTENANCE OF COMMON CONTROL

The Company complies with IFRS 10, which applies a single consolidation model using a definition of “control” that requires an investor (as defined in IFRS 10) to consolidate an investee (as defined in IFRS 10) where: (i) the investor has power over the investee; (ii) the investor has exposure or rights to variable returns from involvement with the investee; and (iii) the investor can use its power over the investee to affect the amount of the investor’s returns.

Subsequent to the restructuring of IMC Holdings on April 2, 2019, the Company analyzed the terms of the contractual agreements with Focus in accordance with IFRS 10 to conclude whether it should continue to consolidate the accounts of Focus in its financial statements.

Under IFRS 10, consolidation occurs when an investor can exercise control over an investee. Control is achieved through voting rights or other evidence of power. Where there are no direct holdings, under IFRS 10, an investor (as defined in IFRS 10) should consider other evidence of power and ability to unilaterally direct an investee’s (as defined in IFRS 10) relevant activities. In view of the contractual agreements and the guidance in IFRS 10, notwithstanding that the Company has no direct or indirect ownership of Focus Medical, it has sufficient rights to unilaterally direct the relevant activities (a concept known as “de facto control”), mainly due to the following:

(a)	the Company receiving economic benefits from Focus (and the terms of the contractual agreements between the Company and Focus cannot be changed without the approval of IMC Holdings);

(b)
IMC Holdings having the option to purchase the divested 74% interest in Focus held by Oren Shuster, the CEO, director and a promoter of the Company, and Rafael Gabay, a former director and a promoter of the Company;

(c)
Messrs. Shuster and Gabay each being a director of Focus (while Mr. Shuster concurrently being a CEO, director and substantial shareholder of the Company and Mr. Gabay concurrently being a substantial shareholder of the Company); and

(d)	the Company providing management and support activities to Focus through a services agreement.

Accordingly, under IFRS 10, the Company has “de facto control” over Focus, and therefore consolidates the financial results of Focus in the Company’s financial statements.

Any failure of the Company or Messrs. Oren Shuster and Rafael Gabay to maintain “de facto control” over Focus as defined under IFRS 10 could alter the Company’s consolidation model, potentially resulting in a material adverse effect on the business, results of operations and financial condition of the Company.

On November 30, 2023, IMC Holdings acted to exercise its option to purchase the divested 74% interest in Focus held by Oren Shuster, and Rafael Gabay by submitting a request to the "IMCA," an agency operated by the Israeli Ministry of Health that will allow the option exercise. On February 25, 2024, IMCA approved the persons who will be acting on behalf on IMC Holding pursuant to the exercise of the option, allowing to complete the transaction . On February 26, 2024, IMC Holdings has exercised its option and as of that date, IMC holds 74% of Focus. The Company will continue to consolidate the financial results of Focus in the Company’s financial statements.

POSSIBLE DIRECT INVOLVEMENT IN THE ISRAELI CANNABIS INDUSTRY

According to current Israeli regulatory medical cannabis framework, any engagement in Cannabis Activities requires receiving the applicable license from the “IMCA”, an agency operated by the Israeli Ministry of Health, which requires, among other things, pre-approvals by the IMCA (the “IMCA Pre-Approval Requirement”) of the directors, officers and shareholders holding 5% or more of the shares of the license applicant (“Material Holders”), and of all directors, officers and shareholders that become Material Holders following the grant of the applicable license. Therefore, if the Company will be considered by the IMCA as directly engaged in Cannabis Activities the aforementioned approvals by the IMCA might apply, on future security holdings, as described above.

Furthermore, any failure of the Company or its shareholders to comply with the IMCA Pre-Approval Requirement may impact the Group’s ability to continue operating in compliance with any licenses to engage in Cannabis Activities or to renew such licenses. Any inability of the Group to maintain licenses for Cannabis Activities in good standing may result in a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

COMPANY’S ABILITY TO CONTINUE AS A GOING CONCERN

The Group’s current operating budget includes various assumptions concerning the level and timing of cash receipts from sales and cash outlays for operating expenses and capital expenditures. Restructuring Plans and actions taken in 2022 and in 2023. The Company’s board of directors approved on year 2023 a cost saving plan, to allow the Company to continue its operations and meet its cash obligations. The cost saving plan consists of cost reduction due to efficiencies and synergies, which include mainly the following steps: discontinued operations of loss-making activities, reduction in payroll and headcount, reduction in compensation paid to key management personnel (including layoffs of key executives), operational efficiencies and reduced capital expenditures. On year 2024, the company will work for fund and/or debt raising and will continue with cost savings effort as well as increased efficiency.

These conditions raise substantial doubt on the Company’s ability to continue as a going concern. The Annual Financial Statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

CONFLICT AND POLITICAL INSTABILITY IN EASTERN EUROPE

The first part of 2023 has seen significantly higher levels of volatility in global markets due to market participants’ reactions to, and uncertainty surrounding, the magnitude and timing of government and central bank action to be taken in response to heightened inflation, as well as Russia’s invasion of Ukraine. This volatility has resulted in a decline in the level of activity in the financial markets. Continued market volatility or uncertainty related to actions taken or to be taken by central banks, a decline in the global macroeconomic outlook, including as a result of Russia’s invasion of Ukraine and the threat, or outbreak of more widespread armed conflict in Eastern Europe would cause financial market activity to continue to decrease, which would negatively affect the Group’s revenues and capital markets activity.

CONFLICT AND POLITICAL INSTABILITY IN ISRAEL THE ISRAEL- HAMAS WAR

The Group is vulnerable to the political, economic, legal, regulatory, and military conditions affecting Israel and the Middle East. Armed conflicts between Israel and its neighbouring countries and territories occur periodically in the region and may adversely affect the Group’s business, results of operations and financial condition. In addition, the Group may be adversely affected by other events or factors affecting Israel such as the interruption or curtailment of trade between Israel and its trading partners, or any restrictions or pressure on the Group’s partners or customers or others to prevent or discourage them from doing business activities with Israel or Israeli businesses, a significant downturn in the economic or financial condition of Israel, a significant downgrading of Israel’s internal credit rating, labour disputes and political instability, including riots, uprisings and government failures. Restrictive laws or policies directed towards Israel or Israeli businesses could have a material adverse effect on the Group’s business, results of operations, financial condition and prospects.

Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions, could harm the Group’s results of operations, and could make it more difficult for us to raise capital. Parties with whom the Group does business may decline to travel to Israel during periods of heightened unrest or tension, forcing the Group to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business.

Furthermore, under Israeli law, citizens and permanent residents of Israel are obligated to perform military reserve duty for extended periods of time and are subject to being called to active duty at any time under emergency circumstances. In response to increased hostilities, there have been periods of significant call-ups of military reservists.

On October 7, 2023, a war between the terror organization Hamas and Israel began. This war has an impact on the Company's business operations. The Company has suffered a negative impact in Q4 2023 and there will be a potential positive effect in the medium to long term. The Company has experienced damages to its ability to function, affecting various aspects, including employees, supplies, imports, sales, and more.

While there are damages, it is still too early to fully assess the extent of their impact. However, the first and certain effect of the war is the postponement of the medical cannabis reform, which was initially set to commence on December 29, 2023. It is possible that there will be additional call-ups in the future, which may include officers and key personnel of the Group’s, which could disrupt business operations for a significant period of time.

JUDICIAL AND LEGISLATIVE REFORMS IN ISRAEL

Israel is undergoing political and social instability relating to the judicial and legislative reforms proposed by the current government, creating certain instability and uncertainty. This instability which has a certain effect on the activity of the financial markets may cause material impact on the Groups’ ability to operate in the Israeli market, which derives, among other, from: exposure to currency exchange rate and interest rate, reduced sales due to disruptive days and lower probability for capital investments.

on August 7, 2023, the Israeli ministry of health announced the anticipated medical cannabis regulatory reform (the "Reform"). The new regulations under the Reform might remove many of the heavy regulations in the sector, making medical cannabis more accessible to patients as well as boosting export, all of which may materially and positively impact the business, financial condition and results of operations of the Company, its subsidiaries and Focus. Due to the Israel-Hamas war, the anticipated implementation of the Reform, originally scheduled for December 29, 2023, has been postponed by three months.

CCAA PROCEEDINGS

On September 14, 2023 a CCAA Termination Order was granted by the Honourable Justice Osborne (upon service on the Service List of an executed certificate and the above CCAA Proceedings under the Companies Creditors’ Arrangement Act and the Stay Period were terminated without any further act or formality. On September 29th, 2023, Trichome Financial Corp. filed (or was deemed to have filed) an assignment (or a bankruptcy order was made against Trichome Financial Corp.), and Goldhar & Associates Ltd., was appointed as trustee of the estate of the bankrupt by the official receiver (or the Court). The first meeting of creditors of the bankrupt was held on October 17th, 2023.

As a direct or indirect shareholder of the entities that make up the Trichome Group, the Company is subject to the priorities of other stakeholders in the CCAA proceedings and will likely realize no return in the restructure of the Trichome Group business.

ENVIRONMENTAL RISKS

The Group’s operations are subject to environmental and occupational safety laws and regulations in certain jurisdictions, concerning, among other things, emissions and discharges to water, air and land, the handling and disposal of hazardous and nonhazardous materials and wastes, and employee health and safety. The Group incurs ongoing costs and obligations related to compliance with environmental and employee health and safety matters. Any failure to comply or maintain compliance with environmental and occupational safety laws and regulations may result in additional costs for corrective measures, penalties or restrictions on manufacturing operations and could have a material adverse effect on the business, results of operations and financial condition of the Group.

RISKS INHERENT IN THE AGRICULTURAL BUSINESS

The Company’s business involves the growing of cannabis products by third party suppliers, which are agricultural products. As such, the business is subject to the risks inherent in the agricultural business, such as pests, plant diseases and similar agricultural risks. Although, the third-party cultivators the Company partner with carefully monitor the growing conditions with trained personnel and applicable equipment, there can be no assurance that natural elements will not have a material adverse effect on the production of its products and results of operations. Any decline in production could have a material adverse effect on the Group’s business, operating results or financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this MD&A may contain “forward-looking statements” or “forward-looking information,” within the meaning of applicable Canadian and United States securities legislation (collectively referred to herein as “forward-looking statements”). All statements other than statements of fact may be deemed to be forward-looking statements, including statements with regard to expected financial performance, strategy and business conditions. The words “believe”, “plan”, “intend”, “estimate”, “expect”, “anticipate”, “continue”, or “potential”, and similar expressions, as well as future or conditional verbs such as “will”, “should”, “would”, and “could” often identify forward-looking statements. These statements reflect management’s current expectations and plans with respect to future events and are based on information currently available to management including based on reasonable assumptions, estimates, internal and external analysis and opinions of management considering its experience, perception of trends, current conditions and expected developments as well as other factors that management believes to be relevant as at the date such statements are made. No assurance can be given that the expectations in any forward-looking statement will prove to be correct and, as such, the forward-looking statements included in this MD&A should not be unduly relied upon. Forward-looking statements is by its nature prospective and requires IM Cannabis to make certain assumptions and is subject to inherent risks and uncertainties. All forward-looking statements are provided as of the date of this MD&A. The Company does not undertake to update any such forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Forward-looking statements in this MD&A may include, without limitation, forward-looking statements pertaining to:

●	the Company’s business objectives and milestones and the anticipated timing of execution;
●	the performance of the Company’s business, strategies and operations;
●	the Company’s intentions to expand the business, operations and potential activities of the Company;
●	the Company’s plans to expand its sales channels, distribution, delivery and storage capacity, and reach to medical cannabis patients;
●	the competitive conditions of the cannabis industry and the growth of medical or adult-use recreational cannabis markets in the jurisdictions in which the Company operates;
●	the competitive conditions of the industry, including the Company’s ability to maintain or grow its market share and maintain its competitive advantages;
●	statements relating to the Company’s commitment to responsible growth and compliance with the strictest regulatory environments;
●
the Company’s focus on providing premium cannabis products to medical patients in the jurisdictions in which the Company conducts business and any other jurisdiction in which the Company may conduct business in the future;

●	the Company’s plans to amplify its commercial and brand power to become a global high-quality cannabis player;
●	the Company’s primary goal of sustainably increasing revenue in its core markets;
●	the demand and momentum in the Company’s Israeli and Germany operations;
●	how the Company intends to position its brands;
●	the efficiencies and synergies of the Company as a global organization with domestic expertise in Israel and Germany;
●	expectations that providing high-quality, reliable supply to the Company’s customers and patients will lead to recurring sales;
●	expectations related to the Company’s introduction of new Stock Keeping Unit (“SKUs”)
●	anticipated cost savings from the reorganization of the Company's and the completion thereof upon the timelines disclosed herein;
●	geographic diversification and brand recognition and the growth of the Company’s brands in the jurisdictions that the Company operates in or may expand to;
●	expectations related to the Company’s ability to address the ongoing needs and preferences of medical cannabis patients;
●	the Company’s retail presence, distribution capabilities and data-driven insights;
●	the future impact of the Regulations Amendment regarding the transition reform from licenses to prescriptions for medical treatment of cannabis;
●	the Company’s continued partnerships with third party suppliers and partners and the benefits thereof;
●	the Company’s ability to achieve profitability in 2024;
●	the number of patients in Israel licensed by the Israeli Ministry of Health (“MOH”) to consume medical cannabis;
●	expectations relating to the number of patients paying out-of-pocket for medical cannabis products in Germany;
●	the anticipated decriminalization or legalization of adult-use recreational cannabis in Israel and Germany;
●	expectations related to the demand and the ability of the Company to source premium and ultra-premium cannabis products exclusively and competition in this product segment;
●	the anticipated impact of inflation and liquidity on the Company’s performance;
●	expectations with respect to the Company’s operating budget and the assumptions related thereto;

●	expectations relating to the Company as a going concern and its ability to conduct business under the ordinary course of operations;
●	expectations related to the collection the payment awarded in the Judgment and the chances of the claim advancing or the potential outcome of the Test Kits Appeal (as defined herein);
●	the continued listing of the Company’s Common Shares in the capital of the Company (“Common Shares”) on the Nasdaq Stock Market (“Nasdaq”) and Canadian Securities Exchange (“CSE”);
●	cannabis licensing in the jurisdictions in which the Company operates;
●	the renewal and/or extension of the Company’s licenses;
●	the Company’s anticipated operating cash requirements and future financing needs;
●	the Company’s expectations regarding its revenue, expenses, profit margins and operations;
●	the anticipated Gross Margins, EBITDA and Adjusted EBITDA from the Company’s operations;
●	the expected increase in revenue and margins in its Israeli medical cannabis market activities arising from its acquisitions;
●	future opportunities for the Company in Israel, particularly in the retail and distribution segments of the cannabis market;
●	future expansion and growth opportunities for the Company in Germany and Europe and the timing of such;
●	contractual obligations and commitments; and
●	the Company completing the Potential Transaction with Kadimastem (each as defined herein).

With respect to the forward looking-statements contained in this MD&A, the Company has made assumptions regarding, among other things:

●	the Company has the ability to achieve its business objectives and milestones under the stated timelines;
●	the Company will succeed in carrying out its business, strategies and operations;
●	the Company will realize upon its intentions to expand the business, operations and potential activities of the Company;
●	the Company will expand its sales channels, distribution, delivery and storage capacity, and reach to medical cannabis patients;
●	the competitive conditions of the cannabis industry and the growth of medical or adult-use recreational cannabis in the jurisdictions in which the Company operates;
●	the competitive conditions of the industry will be favorable to the Company, and the Company has the ability to maintain or grow its market share and maintain its competitive advantages;
●	the Company will commit to responsible growth and compliance with the strictest regulatory environments;
●
the Company will remain focused on providing premium cannabis products to medical patients in the jurisdictions in which the Company conducts business and any other jurisdiction in which the Company may conduct business in the future;

●	the Company has the ability to amplify its commercial and brand power to become a global high-quality cannabis player;
●	the Company will maintain its primary goal of sustainably increasing revenue in its core markets;
●	the demand and momentum in the Company’s Israeli and Germany operations will be favorable to the Company;

●	the Company will carry out its plans to position its brands as stated;
●	the Company’s Company has the ability to realize upon the stated efficiencies and synergies the Company as a global organization with domestic expertise in Israel and Germany;
●	providing a high-quality, reliable supply to the Company’s customers and patients will lead to recurring sales;
●	the Company will introduce of new SKUs;
●	the Company will realize the anticipated cost savings from the reorganization;
●	the Company has the ability to achieve geographic diversification and brand recognition and the growth of the Company’s brands in the jurisdictions that the Company operates in or may expand to;
●	the Company’s has the ability to address the ongoing needs and preferences of medical cannabis patients;
●	the Company has the ability to realize upon its retail presence, distribution capabilities and data-driven insights;
●	the future impact of the Regulations Amendment will be favorable to the Company;
●	the Company will maintain its partnerships with third parties, suppliers and partners;
●	the Company has the ability to achieve profitability in 2024;
●	the accuracy of number of patients in Israel licensed by the MOH to consume medical cannabis;
●	the accuracy of the number of patients paying out-of-pocket medical cannabis products in Germany;
●	the anticipated decriminalization or legalization of adult-use recreational cannabis in Israel and Germany will occur;
●	the Company has the ability to source premium and ultra-premium cannabis products exclusively and competition in this product segment;
●	the anticipated impact of inflation and liquidity on the Company’s performance will be as forecasted;
●	the accuracy with respect to the Company’s operating budget and the assumptions related thereto;
●	the Company will remain as going concern;
●	a favorable outcome with respect to the collection the payment awarded in the Judgment and the chances of the claim advancing or the potential outcome of the Test Kits Appeal;
●	the Company’s Common Shares will remain listed on the Nasdaq and the CSE;
●	the Company’s ability to maintain cannabis licensing in the jurisdictions in which the Company operates;
●	the Company has the ability to obtain the renewal and/or extension of the Company’s licenses;
●	the Company has the ability to meet operating cash requirements and future financing needs;
●	the Company will meet or surpass its expectations regarding its revenue, expenses, profit margins and operations;
●	the Company will meet or surpass its expectations regarding Gross Margins, EBITDA and Adjusted EBITDA from the Company’s operations;
●	the Company will increase its revenue and margins in its Israeli medical cannabis market activities arising from its acquisitions;
●	the Company has the ability to capitalize on future opportunities for the Company in Israel, particularly in the retail and distribution segments of the cannabis market;
●	the Company will carry out its future expansion and growth opportunities for the Company in Germany and Europe and the timing of such;
●	the Company will fulfill its contractual obligations and commitments; and
●	the Company will complete the Proposed Transaction with Kadimastem.

Readers are cautioned that the above lists of forward-looking statements and assumptions are not exhaustive. Since forward-looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated or implied by such forward-looking statements due to a number of factors and risks. These include:

●	the Company’s inability to achieve its business objectives and milestones under the stated timelines;
●	the Company inability to carry out its business, strategies and operations;
●	the Company’s inability to realize upon its intentions to expand the business, operations and potential activities of the Company;
●	the Company will not expand its sales channels, distribution, delivery and storage capacity, and reach to medical cannabis patients;
●
the competitive conditions of the cannabis industry and the growth of medical or adult-use recreational cannabis markets will be unfavourable to the Company in the jurisdictions in which the Company operates;

●	the competitive conditions of the industry will be unfavourable to the Company, and the Company’s inability to maintain or grow its market share and maintain its competitive advantages;
●	the Company will not commit to responsible growth and compliance with the strictest regulatory environments;
●
the Company’s inability to remain focused on providing premium cannabis products to medical patients in the jurisdictions in which the Company conducts business and any other jurisdiction in which the Company may conduct business in the future;

●	the Company inability to amplify its commercial and brand power to become a global high-quality cannabis player;
●	the Company will not maintain its primary goal of sustainably increasing revenue in its core markets;
●	the demand and momentum in the Company’s Israeli and Germany operations will be unfavourable to the Company;
●	the Company will not carry out its plans to position its brands as stated;
●	the Company’s inability to realize upon the stated efficiencies and synergies of the Company as a global organization with domestic expertise in Israel and Germany;
●	providing a high-quality, reliable supply to the Company’s customers and patients will not lead to recurring sales;
●	the Company will not introduce of new SKUs;
●	the Company’s inability to realize upon the anticipated cost savings from the reorganization;
●	the Company’s inability to achieve geographic diversification and brand recognition and the growth of the Company’s brands in the jurisdictions that the Company operates in or may expand to;
●	the Company’s inability to address the ongoing needs and preferences of medical cannabis patients;
●	the Company’s inability to realize upon its retail presence, distribution capabilities and data-driven insights;
●	the future impact of the Regulations Amendment will be unfavourable to the Company;
●	the Company will not maintain its partnerships with third party suppliers and partners;

●	the Company’s inability to achieve profitability in 2023;
●	the inaccuracy of number of patients in Israel licensed by the MOH to consume medical cannabis;
●	the inaccuracy of the number of patients paying out-of-pocket for medical cannabis products in Germany;
●	the anticipated decriminalization or legalization of adult-use recreational cannabis in Israel and Germany will not occur;
●	the Company’s ability to source premium and ultra-premium cannabis products exclusively and competition in this product segment;
●	the anticipated impact of inflation and liquidity on the Company’s performance will not be as forecasted;
●	the inaccuracy with respect to the Company’s operating budget and the assumptions related thereto;
●	the Company will not remain as going concern;
●	an unfavourable outcome of the negotiations or the Construction Proceedings;
●	an unfavourable outcome with respect to the collection the payment awarded in the Judgment and the chances of the claim advancing or the potential outcome of the Appeal;
●	the Company’s Common Shares will not remain listed on the Nasdaq and the CSE;
●	the Company’s inability to maintain cannabis licensing in the jurisdictions in which the Company operates;
●	the Company’s inability to obtain the renewal and/or extension of the Company’s licenses;
●	the Company’s inability to meet operating cash requirements and future financing needs;
●	the Company will not meet or surpass its expectations regarding its revenue, expenses, profit margins and operations;
●	the Company will not meet or surpass its expectations regarding Gross Margins, EBITDA and Adjusted EBITDA from the Company’s operations;
●	the Company will not increase its revenue and margins in its Israeli medical cannabis market activities arising from its acquisitions;
●	the Company’s ability to capitalize on future opportunities for the Company in Israel, particularly in the retail and distribution segments of the cannabis market;
●	the Company will not carry out its future expansion and growth opportunities for the Company in Germany and Europe and the timing of such; and
●	the Company will not fulfill its contractual obligations and commitments; and
●	the Company will not complete the Proposed Transaction with Kadimastem.

Readers are cautioned that the foregoing list of risk factors is not exhaustive. Additional information on these and other factors that could affect the business, operations or financial results of the Company are detailed under the headings “Risk and Factors” and “Contingent Liabilities and Commitments” of this MD&A. The Company and management caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. The Company and management assume no obligation to update or revise them to reflect new events or circumstances except as required by applicable securities laws.

Additional information about the assumptions, risks and uncertainties of the Company’s business and material factors or assumptions on which information contained in forward-looking statements is based is provided in the Company’s disclosure materials, including in this MD&A under “Legal and Regulatory – Risk Factors” and the Company’s Annual Report under “Risk Factors”, available on the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov/edgar.

All forward-looking statements in this MD&A is qualified by these cautionary statements.

CAUTIONARY NOTE REGARDING FUTURE ORIENTED FINANCIAL INFORMATION

This MD&A may contain future oriented financial information (“FOFI”) within the meaning of Canadian securities legislation, about prospective results of operations, financial position or cash flows, based on assumptions about future economic conditions and courses of action, which FOFI is not presented in the format of a historical balance sheet, income statement or cash flow statement. The FOFI has been prepared by management to provide an outlook of the Company’s activities and results and has been prepared based on a number of assumptions including the assumptions discussed under the heading above entitled “Cautionary Note Regarding Forward-Looking Statements” and assumptions with respect to the costs and expenditures to be incurred by the Company, capital expenditures and operating costs, taxation rates for the Company and general and administrative expenses. Management does not have, or may not have had at the relevant date, firm commitments for all of the costs, expenditures, prices or other financial assumptions which may have been used to prepare the FOFI or assurance that such operating results will be achieved and, accordingly, the complete financial effects of all of those costs, expenditures, prices and operating results are not, or may not have been at the relevant date of the FOFI, objectively determinable.

Importantly, the FOFI contained in this MD&A are, or may be, based upon certain additional assumptions that management believes to be reasonable based on the information currently available to management, including, but not limited to, assumptions about: (i) the future pricing for the Company’s products, (ii) the future market demand and trends within the jurisdictions in which the Company may from time to time conduct the Company’s business, (iii) the Company’s ongoing inventory levels, and operating cost estimates, and (iv) the Company’s financial results for 2023. The FOFI or financial outlook contained in this MD&A do not purport to present the Company’s financial condition in accordance with IFRS as issued by the International Accounting Standards Board, and there can be no assurance that the assumptions made in preparing the FOFI will prove accurate. The actual results of operations of the Company and the resulting financial results will likely vary from the amounts set forth in the analysis presented in any such document, and such variation may be material (including due to the occurrence of unforeseen events occurring subsequent to the preparation of the FOFI). The Company and management believe that the FOFI has been prepared on a reasonable basis, reflecting management’s best estimates and judgments as at the applicable date. However, because this information is highly subjective and subject to numerous risks including the risks discussed under the heading above entitled “Cautionary Note Regarding Forward-Looking Statements” and under the heading “Risk Factors” in the Company’s public disclosures, FOFI or financial outlook within this MD&A should not be relied on as necessarily indicative of future results.

Readers are cautioned not to place undue reliance on the FOFI, or financial outlook contained in this press release. Except as required by Canadian securities laws and analogous U.S. securities laws, the Company does not intend, and does not assume any obligation, to update such FOFI.

ADDITIONAL INFORMATION

Additional information relating to the Company, including the Company’s Annual Report, is available on the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov/edgar.